Exhibit 10.1

CREDIT AGREEMENT

by and among

BUCA, INC.

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

WELLS FARGO FOOTHILL, INC.

as the Arranger and Administrative Agent

Dated as of November 15, 2004

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(continued)

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(continued)

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(continued)

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(continued)

		Page
16.6	Revival and Reinstatement of Obligations	61

16.7	Confidentiality	61

16.8	Integration	62

16.9	Parent as Agent for Borrowers	62

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate

Schedule A-1	Agent’s Account
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule P-1	Permitted Affiliate Transactions
Schedule P-2	Permitted Holders
Schedule P-3	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule R-2	Space Leases
Schedule 1.1	Definitions
Schedule 2.7(a)	Concentration Account Bank
Schedule 2.7(b)	Collection Account Banks
Schedule 3.1	Conditions Precedent
Schedule 4.5	Locations of Inventory and Equipment
Schedule 4.7(a)	State of Organization of Parent
Schedule 4.7(b)	Chief Executive Offices
Schedule 4.7(c)	Organizational Identification Number of Parent
Schedule 4.7(d)	Commercial Tort Claims
Schedule 4.8(b)	Capitalization of Parent
Schedule 4.8(c)	States of Organization, Organizational Identification Numbers and Capitalization of Parent’s Subsidiaries
Schedule 4.10	Litigation
Schedule 4.14	Environmental Matters
Schedule 4.15	Intellectual Property
Schedule 4.17	Deposit Accounts and Securities Accounts
Schedule 4.19	Permitted Indebtedness
Schedule 4.20	Material Contracts
Schedule 4.21	Suppliers
Schedule 4.22	Margin Stock
Schedule 4.23	Liquor Licenses
Schedule 5.2	Collateral Reporting
Schedule 5.3	Financial Statements, Reports, Certificates
Schedule 6.15	Existing Bailees, Warehousemen and Similar Parties

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of November 15, 2004, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), BUCA, INC., a Minnesota corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein, provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in the other Loan Documents to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1 Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage.

(b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (A) sums that Borrowers are required to pay by any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay, and (B) amounts owing by Borrowers or their Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

(c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

(d) At any time after the Closing Date, upon at least 5 Business Days prior written notice by Administrative Borrower to Agent, Borrowers may reduce the Maximum Revolver Amount to an amount not less than the greater of (i) $10,000,000, or (ii) the sum of (x) the aggregate unpaid principal amount of all Advances (including Swing Loans and Protective Advances) then outstanding, (y) the aggregate principal amount of all Advances not yet made as to which a request has been made by Administrative Borrower under Section 2.3, and (z) the then extant Letter of Credit Usage. Each such reduction shall be in an amount which is an integral multiple of $500,000 (unless the Maximum Revolver Amount is otherwise reduced to $10,000,000)and shall be irrevocable. Once reduced, the Maximum Revolver Amount may not, thereafter, be increased. Each such reduction of the Maximum Revolver Amount shall reduce the Revolver Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof. Concurrent with each such reduction, Borrowers shall pay to Agent, for the ratable account of the Lenders with Revolving Credit Commitments, the applicable revolver reduction premium as set forth in the Fee Letter.

2.2 Term Loans.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan A Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan A”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan A Amount. The Term Loan A shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
January 1, 2005, and the first day of each April, July, October, and January of each year thereafter, through and including October 1, 2008	$312,500

The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan A shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Term Loan A shall constitute Obligations.

(b) Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan B Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan B”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan B Amount. The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan B shall be due and payable on the date of termination of the Revolver Commitment or this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Term Loan B shall constitute Obligations. Once any portion of the Term Loan B has been paid or prepaid, it may not be reborrowed.

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent. Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date and not subsequently repaid plus the amount of the requested Advance does not exceed $5,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender, as a Lender, shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to Borrowers’ Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender as a Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing (unless such condition has been waived), or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances.

(c) Making of Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Revolver Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent in its Permitted Discretion. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d) Protective Advances and Optional Overadvances.

(i) Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied or waived, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (3) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 9 (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”), so long as (y) after giving effect to such Protective Advances (including any Overadvances pursuant to Section 2.3(d)(ii)), Agent shall not knowingly and intentionally permit the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) to exceed the Borrowing Base by more than the lesser of (I) $1,500,000, or (II) 10% of the Borrowing Base then in effect, and (z) after giving effect to such Advances (including any outstanding Protective Advances), the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount.

(ii) Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances (including any outstanding Protective Advances), Agent shall not knowingly and intentionally permit the outstanding Revolver Usage (except for and excluding amounts charged to the Loan

Account for interest, fees, or Lender Group Expenses) to exceed the Borrowing Base by more than the lesser of (x) $1,500,000, or (y) 10% of the Borrowing Base then in effect, and (B) after giving effect to such Advances (including any outstanding Protective Advances), the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding paragraph. In such circumstances, if any Lender with a Revolver Commitment disagrees over the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit any Borrower in any way.

(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrowers’ or their Subsidiaries’ Collections received and applied as set forth in this Section, as to each Lender by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and

Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii) Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable, after taking into account applications in accordance with this Agreement of payments received by Agent between Settlement Dates.

(f) Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (or any agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. Except as otherwise specifically provided in clause (b)(iii) below or in Section 2.4(d), all payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows (provided that if no Event of Default has occurred and is continuing, Agent shall be entitled to apply the proceeds of Collections to reduce the balance of the Advances outstanding):

(A) first, ratably to pay any Lender Group Expenses then due to Agent or any of the Lenders under the Loan Documents, until paid in full,

(B) second, ratably to pay any fees or premiums then due to Agent (for its separate account, after giving effect to any agreements between Agent and individual Lenders) or any of the Lenders under the Loan Documents until paid in full, provided that, if an Event of Default has occurred and is continuing, the priority of the payment of any fee payable to any Lender in respect of Term Loan B shall, unless the Required Revolver Lenders agree in their sole discretion to forgo deferring such payment, be deferred to item “fourteenth” below, and provided, further that, if an Event of Default has occurred and is continuing, the priority of the payment of any fee or premium payable to any Lender in respect of an applicable revolver reduction or prepayment premium shall be deferred to item “seventeenth” below,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, ratably to pay interest due in respect of the Advances (other than Protective Advances), the Swing Loans, and the Term Loan A until paid in full,

(F) sixth, so long as no Event of Default has occurred and is continuing, or, if an Event of Default has occurred and is continuing and the Required Revolver Lenders agree in their sole discretion, ratably to pay interest due in respect of Term Loan B (until paid in full) (if an Event of Default has occurred and is continuing and the Required Revolver Lenders have not agreed to allow the payment of interest due in respect of the Term Loan B, the priority of payment of interest on Term Loan B shall be deferred to item “fifteenth” below),

(G) seventh, ratably to pay all principal amounts then due and payable (other than as a result of an acceleration thereof) with respect to the Term Loan A until paid in full,

(H) eighth, so long as no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing and the Required Revolver Lenders agree in their sole discretion, ratably to pay all principal amounts then due and payable (other than as a result of an acceleration thereof) with respect to Term Loan B, until paid in full (if an Event of Default has occurred or is continuing and the Required Revolver Lenders have not agreed to allow the payment of principal due in respect of Term Loan B, the priority of the payment of principal then due with respect to Term Loan B shall be deferred to item “sixteenth” below),

(I) ninth, to pay the principal of all Swing Loans until paid in full,

(J) tenth, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Administrative Borrower or its Subsidiaries in respect of Bank Products, until paid in full,

(K) eleventh, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

(L) twelfth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the Letter of Credit Usage until paid in full, and (iii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established on or prior to the date when the Bank Product Provider first provides the applicable Bank Product and prior to the occurrence of, and not in contemplation of, the subject Event of Default until Borrowers’ and its Subsidiaries’ obligations in respect of Bank Products have been paid in full or the cash collateral amount has been exhausted,

(M) thirteenth, if an Event of Default has occurred and is continuing, to pay the outstanding principal balance of the Term Loan A (in the inverse order of the maturity of the installments due thereunder) until the Term Loan A is paid in full,

(N) fourteenth, if an Event of Default has occurred and is continuing, to pay fees due in respect of Term Loan B, until paid in full,

(O) fifteenth, if an Event of Default has occurred and is continuing, to pay interest due in respect of Term Loan B, until paid in full,

(P) sixteenth, if an Event of Default has occurred and is continuing, to pay the outstanding principal balance of Term Loan B, until Term Loan B is paid in full,

(Q) seventeenth, if an Event of Default has occurred and is continuing, to pay the applicable revolver reduction or prepayment premium then due and payable, until paid in full,

(R) eighteenth, if an Event of Default has occurred and is continuing, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure Borrowers’ and its Subsidiaries’ obligations in respect of Bank Products), until paid in full, and

(S) nineteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject (except with respect to the Term Loans) to a Settlement delay as provided in Section 2.3(e).

(iii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv) For purposes of the foregoing, (other than clause (S)), “paid in full” means payment of all amounts owing under the Loan Documents (other than contingent indemnification obligations) according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for purposes of clause (S), “paid in full” means payment of all amounts owing under the Loan Documents (other than contingent indemnification obligations) according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(c) Optional and Mandatory Prepayments.

(i) Optional.

(A) At any time after the Closing Date so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) after giving effect thereto, Borrowers have Excess Availability of not less than $3,500,00, upon at least 5 Business Days prior written notice by Administrative Borrower to Agent, Borrowers may voluntarily prepay the principal balance of Term Loan A in whole or in part. Each partial prepayment of Term Loan A shall be in an amount which is an integral multiple of $500,000 and shall be applied to the installments due thereunder in the inverse order of their maturity. Concurrent with each such prepayment, Borrowers shall pay to Agent, for the ratable account of the Lenders holding Term Loan A, the applicable prepayment premium as set forth in the Fee Letter.

(B) At any time after the Closing Date and so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Term Loan A has been repaid in full, (iii) the Maximum Revolver Amount has been reduced to $10,000,000, and (iv) after giving effect thereto, Borrowers have Excess Availability of not less than $3,500,000, upon at least 5 Business Days prior written notice by Administrative Borrower to Agent, Borrowers may voluntarily prepay the principal balance of Term Loan B in whole or in part. Each partial prepayment of Term Loan B shall be in an amount which is an integral multiple of $500,000. Concurrent with each such prepayment, Borrowers shall pay to Agent, for the ratable account of the Lenders holding Term Loan B, the applicable prepayment premium as set forth in the Fee Letter.

(ii) Mandatory.

(A) Immediately upon any voluntary or involuntary (including casualty losses or condemnations) sale or disposition by any Borrower or its Subsidiaries of property or assets (other than sales or dispositions which qualify as Permitted Dispositions), such Borrower shall prepay, without penalty or premium, the outstanding Obligations in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions to the extent that the aggregate amount of such Net Cash Proceeds received by Borrowers and its Subsidiaries (and not paid to Agent as a prepayment of the Obligations) for all such sales or dispositions shall exceed $250,000 in any fiscal year; provided, however, that, so long as (1) no Default or Event of Default shall have occurred and is continuing, (2) Administrative Borrower shall have given Agent prior written notice of Borrowers’ and their respective Subsidiaries’ intention to apply such monies to the costs of replacement of the property or assets which are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of any of the Borrowers or their respective Subsidiaries, (3) the monies are held in a cash collateral account in which Agent has a perfected first-priority security interest, (4) Borrowers have Excess Availability of not less than $3,500,000 as of the date on which Agent receives the notice set forth in clause (2) above, and (5) a Borrower or a Subsidiary of a Borrower completes such replacement, purchase or construction within 180 days after the initial receipt of such monies, such Borrower shall have the option to apply such monies to the costs of replacement of the property or assets which are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of any of the Borrowers or their respective Subsidiaries unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Agent and applied as set forth above. Nothing contained in this subclause (A) shall permit any Borrower or its Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 6.4.

(B) Immediately upon the receipt by any Borrower or its Subsidiaries of any Extraordinary Receipts in any fiscal year, such Borrower shall prepay, without premium or penalty, the outstanding Obligations in accordance with clause (d) below in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(C) Immediately upon the issuance or incurrence by any Borrower or its Subsidiaries of any Indebtedness (other than Indebtedness permitted by Section 6.1), or the issuance by any Borrower or its Subsidiaries of any shares of its or their Stock (other than Excluded Issuances), such Borrower shall prepay the outstanding principal of the Obligations in accordance with clause (d) in an amount equal to 100% of the Net Cash Proceeds received by such Borrower or its Subsidiaries in connection with such issuance or incurrence. Concurrent with each such prepayment, Borrowers shall pay to Agent, for the ratable account of the Lenders holding the Obligations prepaid, the applicable prepayment premium as set forth in the Fee Letter. The provisions of this subsection (C) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(D) Within 10 days of delivery to Agent and Lenders of audited financial statements pursuant to Section 5.3, commencing with the delivery to Agent and Lenders of the financial statements for the fiscal year 2005 or, if such financial statements are not delivered to Agent and Lenders on the date such statements are required to be delivered pursuant to Section 5.3, 10 days after the date such statements are required to be delivered to Agent and Lenders pursuant to Section 5.3, Borrowers shall prepay, without penalty or premium, the outstanding principal amount of the Term Loans and the Advances in accordance with clause (d) in an amount equal to 50% of the Excess Cash Flow of Borrowers and their Subsidiaries for such fiscal year.

(d) Application of Mandatory Payments. Each prepayment pursuant to Section 2.4(c)(ii) shall, (i) so long as no Event of Default shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan A, until paid in full, second, to the outstanding principal amount of the Advances with a concurrent permanent reduction in the Maximum Revolver Amount, until the Maximum Revolver Amount is reduced to $10,000,000, third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, fourth, to the outstanding principal amount of the Term Loan B, until paid in full, and fifth, to the remaining principal amount of the Advances, until paid in full, and (ii) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(i). Each such reduction of the Maximum Revolver Amount shall reduce the Revolver Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof. Each such prepayment of the Term Loan A shall be applied against the remaining installments of principal of the Term Loan A (if any) in the inverse order of maturity.

(e) Interest and Fees. Any prepayment made pursuant to Section 2.4(c) shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), Borrowers immediately upon demand shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance, at a per annum rate equal to the Base Rate plus 0.25 percentage points, (ii) if the relevant Obligation is the Term Loan A, at a per annum rate equal to the Base Rate plus 0.25 percentage points, (iii) if the relevant Obligation is the Term Loan B, at a per annum rate equal to the Base Rate plus 4.75 percentage points, and (iv) otherwise, at a per annum rate equal to the Base Rate plus 0.25 percentage points.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 3.50% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, at the election of the Required Term Loan B Lenders (and without the consent of any other Person), the principal of the Term Loan B and all other Obligations due and payable attributable to Term Loan B whether or not charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable to such Obligations hereunder.

Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, at the election of the Required Revolver Lenders (and without the consent of any other Person), the principal of the Term Loan A and all other Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) due and payable (other than those attributable to Term Loan B) whether or not charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable to such Obligations hereunder.

(d) Payment. Except as provided to the contrary in the Fee Letter, interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in the Fee Letter (when due and payable or as and when incurred, as the case may be), and all other payments as and when due and payable under any Loan Document (including the amounts due and payable with respect to the Term Loans and including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder; provided, that if, at the time that any amounts due in respect of interest on the Term Loan B are charged to the Loan Account an Event of Default or Overadvance exists or would result from such charge to the Loan Account, such amounts shall not constitute Advances but instead shall continue to remain outstanding as amounts due in respect of the Term Loan B and such amounts shall be compounded and added to the outstanding principal balance of the Term Loan B; provided that the failure to make any such payment and the compounding of such interest shall nonetheless constitute an Event of Default under Section 7.1. Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances; provided, that if, at the time that any amounts due in respect of interest on the Term Loan B are charged to the Loan Account an Event of Default or Overadvance exists or would result from such charge to the Loan Account, such amounts shall not constitute Advances but instead shall continue to remain outstanding as amounts due in respect of the Term

Loan B and such amounts shall be compounded and added to the outstanding principal balance of the Term Loan B, provided that the failure to make any such payment and the compounding of such interest shall nonetheless constitute an Event of Default under Section 7.1.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Cash Management.

(a) Administrative Borrower shall establish and maintain a concentration account in the name of Agent (“Concentration Account”) on terms reasonably satisfactory to Agent at the bank set forth on Schedule 2.7(a) (the “Concentration Account Bank”).

(b) Borrowers shall and shall cause each of their domestic Subsidiaries to (i) establish and maintain a collection account or accounts (each, a “Collection Account”) on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(b) (each, a “Collection Account Bank”), (ii) request in writing and otherwise take such reasonable steps to ensure that all of its and its domestic Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Collection Accounts or to the Concentration Account, (iii) subject to Section 6.12, deposit or cause to be deposited promptly, and in any event no later than 5 days after the date of receipt thereof, all of their Collections from Restaurants directly to such Collection Accounts or the Concentration Account, and (iv) instruct each of the Collection Account Banks to forward payment, no later than the earlier of (A) the first Business Day after the date on which the amount in such Collection Account equals or exceeds $250,000, or (B) once per week, all of the amounts in any Collection Account maintained by such Collection Account Bank directly to the Concentration Account.

(c) Borrowers shall, and shall cause each of their domestic Subsidiaries that receive Collections through credit card charges to, establish and maintain Credit Card Agreements with Agent and each Credit Card Processor; provided that with respect to American Express, Discover and Diners Club, Borrowers shall instruct in writing that such Credit Card Processors transfer all amounts payable by them to any Borrower or its Subsidiaries to the Concentration Account in lieu of delivering a Credit Card Agreement with Agent and such Credit Card Processors. Each such Credit Card Agreement shall provide, among other things, that each such Credit Card Processor shall transfer all proceeds of credit card charges for sales by such Borrowers or such Subsidiary, as applicable, received by it (or other amounts payable by such Credit Card Processor) into the Concentration Account on each Business Day (or on such other basis as shall be agreed upon by Agent). Neither any Borrower nor any domestic Subsidiary may change any direction or designation set forth in the Credit Card Agreements regarding payment of charges without the prior written consent of Agent, and neither any Borrower nor any domestic Subsidiary shall cause the proceeds of credit card charges to be transferred to any Deposit Account other than the Concentration Account.

(d) As of the Closing Date (subject to Section 3.3(a)), the Concentration Account Bank and each Collection Account Bank shall establish and maintain Cash Management Agreements or Control Agreements with Agent, in form and substance acceptable to Agent. Each such Cash Management Agreement and Control Agreement shall provide, among other things, that (i) the applicable Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in the Cash Management Accounts maintained by it without further consent by any Borrower or its Subsidiaries, as applicable, and (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against such Cash Management Accounts other than for payment of its service fees and other charges directly related to the administration of any such Cash Management Account and for returned checks or other items of payment.

(e) So long as no Default or Event of Default has occurred and is continuing, Borrowers may amend Schedule 2.7(a) and Schedule 2.7(b) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, a Borrower or its Subsidiary, as applicable, and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement or Control Agreement in form and substance acceptable to Agent in its Permitted Discretion. Borrowers (or their Subsidiaries, as applicable) shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 45 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 75 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts is no longer acceptable in Agent’s reasonable judgment.

(f) The Cash Management Accounts shall be cash collateral accounts subject to Cash Management Agreements or Control Agreements (subject to Section 3.3(a)).

2.8 Crediting Payments; Clearance Charge. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. From and after the Closing Date, Agent shall be entitled to charge Borrowers for 2 Business Days of ‘clearance’ at the rate then applicable under Section 2.6 to Advances on all Collections that are received by Borrowers and their Subsidiaries (regardless of whether forwarded by the Cash Management Banks to Agent). This across-the-board 2 Business Day clearance charge on all Collections of Borrowers and their Subsidiaries is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers and shall apply irrespective of whether or not there are any outstanding monetary Obligations; the effect of such clearance charge being the equivalent of charging interest on such Collections through the completion of a period ending 2 Business Days after the receipt thereof. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.8 shall be for the exclusive benefit of Agent.

2.9 Designated Account. Agent is authorized to make the Advances and the Term Loans, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Protective Advance, or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loans, all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, and fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11 Fees. Borrowers shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.12 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers. Each request for the issuance of a Letter of Credit or the amendment, renewal, or extension of any outstanding Letter of Credit shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by the Issuing Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i) the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances, or

(ii) the Letter of Credit Usage would exceed $5,000,000, or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances.

Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, liability or reasonable out-of-pocket cost or expense, including reasonable attorneys fees, incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group or by the breach by the Issuing Lender or any other member of the Lender Group of any of its express obligations under the Loan Documents. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, liability or reasonable out-of-pocket cost or expense (including reasonable attorneys fees) incurred by the Lender Group under any L/C Undertaking as a result of the Issuing Lender’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group. Each Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change after the Closing Date in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority first issued, made or imposed after the Closing Date, including Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13 Registered Notes. Agent, as a non-fiduciary on behalf of Borrowers (or in the case of an assignment not recorded in the Register in accordance with Section 13.1(i), the assigning Lender), agrees to record each Loan on the Register (or in the case of an assignment not recorded in the Register in accordance with Section 13.1(i), a register comparable to the Register) referred to in Section 13.1(i). Each Loan recorded on the Register (or comparable register) may not be evidenced by promissory notes other than Registered Notes (as defined below). Upon the registration of each Loan on the Register, each Borrower agrees, at the request of any Lender shown on the Register as the registered owner of such Loan, to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section 13.1(i) (a “Registered Note”), payable to such Lender or registered assigns and otherwise duly completed. Once recorded on the Register (or comparable register), each Loan may not be removed from the Register (or comparable register) so long as it or they remain outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

2.14 Capital Requirements. If any Lender determines that (i) the adoption after the Closing Date of or change after the Closing Date in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change after the Closing Date in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law) first issued or made after the Closing Date, has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may, within 180 days of the date of such adoption, change, or compliance, notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.15 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement against or in respect of the other Borrowers or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise:

(h) Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by Real Property. This means, among other things:

(i) Agent and Lenders may collect from such Borrower without first foreclosing on any Real or Personal Property Collateral pledged by Borrowers.

(ii) If Agent or any Lender forecloses on any Real Property Collateral pledged by Borrowers:

(A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B) Agent and Lenders may collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(i) The provisions of this Section 2.15 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k) [Intentionally Omitted]

2.16 Securitization. Each Borrower hereby acknowledges that each Lender with a Term Loan B (a “Securitizing Lender”) may securitize the Term Loan B (a “Securitization”) through the pledge of the Term Loan B as collateral security for loans to such Securitizing Lender or its Affiliates or Related Funds or through the sale of the Term Loan B or the issuance of direct or indirect interests in the Term Loan B, which loans to such Securitizing Lender or its Affiliates or Related Funds or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies (the “Rating Agencies”). Each Borrower agrees to cooperate with such Securitizing Lender and its Affiliates and Related Funds to effect the Securitization including, without limitation, by (a) executing such additional documents, as reasonably requested by such Securitizing Lender in connection with the Securitization, provided that (i) any such additional documentation does not impose material additional costs on such Borrower, and (ii) any such additional documentation does not materially adversely affect the rights, or increase the obligations, of such Borrower under the Loan Documents or change or affect in a manner adverse to such Borrower the financial terms of the Term Loan B, (b) providing such information as may be reasonably requested by such Securitizing Lender in connection with the rating of the Term Loan B or the Securitization, and (c) providing in connection with any rating of the Term Loan B a certificate (i) agreeing to indemnify such Securitizing Lender and any of its Affiliates and Related Funds, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Securitization Liabilities”) to which such Securitizing Lender or any of its Affiliates or Related Funds, or such Securitization Parties, may become subject insofar as the Securitization Liabilities arise out of or are based upon a breach of the representation and warranty contained in Section 4.18 and (ii) agreeing to reimburse such Securitizing Lender and its Affiliates and Related Funds, and such Securitization Parties, for any legal or other out-of-pocket expenses reasonably incurred by such Persons in connection with defending the Securitization Liabilities. Notwithstanding the foregoing, (x) this Section 2.16 is subject to Borrowers’, Agent’s and the Required Lenders’ rights and obligations under Sections 13, 14, and 15.11 hereof in all respects and, in the event of a direct conflict between this Section 2.16 and any provision of Section 13, 14 or 15.11 with respect to Borrowers’, Agent’s or the Required Lenders’ rights and obligations, it is the intent of the parties that the applicable provision of Section 13, 14 or 15.11 shall control and govern, and (y) no such Securitization by a Securitizing Lender shall release such Securitizing Lender from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Securitizing Lender as a party hereto.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, any Lender, or any of their Affiliates; and

(d) no Material Adverse Change shall have occurred since the date of the latest financial statements submitted to Agent on or prior to the Closing Date.

3.3 Conditions Subsequent to the Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):

(a) within 5 Business Days after the Closing Date, Borrowers shall deliver a Control Agreement with respect to the Deposit Accounts maintained with U.S. Bank, National Association (the “US Bank Deposit Accounts”), in form and substance reasonably satisfactory to Agent and Term Loan B Representative; provided that if Borrowers are unable to deliver such a Control Agreement by the 5th Business Day following the Closing Date, no Default or Event of Default shall result therefrom so long as (x) all US Bank Deposit Accounts (other than “zero balance” Deposit Accounts) are closed and the funds therein transferred to a Deposit Account of a Borrower or a Subsidiary of a Borrower subject to a then effective Control Agreement within 60 days following the Closing Date, (y) all US Bank Deposit Accounts that are “zero balance” Deposit Accounts are closed and the funds therein transferred to a Deposit Account of a Borrower or a Subsidiary of Borrower subject to a then effective Control Agreement by the end of fiscal 2005, and (z) until such US Bank Deposit Accounts are so closed and the funds therein are so transferred, the funds in the US Bank Deposit Accounts shall not exceed $100,000 in the aggregate;

(b) Borrowers shall use commercially reasonable efforts to deliver to Agent, within 10 days after the Closing Date, consents, in form and substance reasonably satisfactory to Agent and Term Loan B Representative, to (i) the granting of the Mortgage on the Littleton, Colorado Restaurant from the landlord of such Restaurant and from such landlord’s mortgagee, (ii) the granting of the Mortgage on the Des Moines, Iowa Restaurant from the landlord of such Restaurant, and (iii) the granting of the Mortgage on the East Norriton, Pennsylvania Restaurant from the landlord’s mortgagee, and (y) if Borrowers are unable to deliver any such consent within such 10-day period, Borrowers shall continue thereafter to use their commercially reasonable efforts to obtain such consents until Agent and Term Loan B Representative notify Borrowers that they may cease such efforts (or until all such consents are delivered, if earlier), and (z) until Agent and Term Loan B Representative notify Borrowers that they may cease such efforts, Administrative Borrower shall provide or cause to be provided to Agent and Term Loan B Representative a weekly report setting forth in, reasonable detail, Borrowers’ efforts in obtaining such consents and the results of those efforts;

(c) Borrowers shall use commercially reasonable efforts to deliver to Agent, within 30 days after the Closing Date, a memorandum of lease, in form and substance reasonably satisfactory to Agent and Term Loan B Representative, executed and delivered by the landlord of the Las Vegas, Nevada Restaurant, and (y) if Borrowers are unable to deliver such memorandum of lease within such 30-day period, Borrowers shall continue thereafter to use their commercially reasonable efforts to obtain such memorandum of lease until Agent and Term Loan B Representative notify Borrowers that they may cease such efforts, and (z) until Agent and Term Loan B Representative notify Borrowers that they may cease such efforts (or until such memorandum of lease is delivered, if earlier), Administrative Borrower shall provide or cause to be provided to Agent and Term Loan B Representative a weekly report setting forth in, reasonable detail, Borrowers’ efforts in obtaining such memorandum of lease and the results of those efforts;

(d) on or before December 15, 2004, Wallace B. Doolin shall have commenced work as Parent’s chief executive officer;

(e) Borrowers shall use commercially reasonable efforts to deliver to Agent, within 60 days of the Closing Date, Collateral Access Agreements with respect to all of premises listed on Schedule R-2, and, (y) if Borrowers are unable to deliver any such Collateral Access Agreements within such 60-day period, Borrowers shall continue thereafter to use their commercially reasonable efforts to obtain such Collateral Access Agreements until Agent and Term Loan B Representative notify Borrowers that they may cease such efforts, and (z) until Agent and Term Loan B Representative notify Borrowers that they may cease such efforts (or until all such Collateral Access Agreements are delivered, if earlier), Administrative Borrower shall provide or cause to be provided to Agent and Term Loan B Representative a weekly report setting forth in, reasonable detail, Borrowers’ efforts in obtaining such Collateral Access Agreements and the results of those efforts;

(f) within 60 days of the Closing Date, Agent shall have received evidence that UCC-1 fixture filings have been made with respect to the Collateral located at the premises listed on Schedule R-2 for which Borrowers are in possession of legal descriptions sufficient to make such filings;

(g) within 90 days of the Closing Date, (i) Agent and Term Loan B Representative shall have received satisfactory evidence that (A) Parent or BUCA Restaurants 2, Inc., a Minnesota corporation (“BUCA 2”) has formed a direct wholly-owned Subsidiary (such Subsidiary, “New Borrower”), and (B) BUCA 2 has transferred all of its assets primarily associated with the Minneapolis, Minnesota Restaurant to New Borrower, (ii) Parent shall cause New Borrower to (A) execute and deliver to Agent a joinder to this Agreement, the Security Agreement, and the Intercompany Subordination Agreement, and (B) provide to Agent appropriate financing statements duly filed in such office or offices as may be necessary, or in the opinion of Agent and Term Loan B Representative, desirable to perfect the Agent’s Lien in and to the assets of New Borrower (all in form and substance reasonably satisfactory to Agent and Term Loan B Representative), (iii) Parent shall execute and deliver to Agent a Pledged Interests Addendum to the Security Agreement and shall deliver appropriate stock certificates and undated stock powers executed in blank, hypothecating all of its direct or beneficial ownership interest in New Borrower to Agent (all in form and substance reasonably satisfactory to Agent and Term Loan B Representative), and (iv) Parent shall deliver an original re-issued stock certificate representing the Stock of BUCA 2, accompanied by undated stock powers executed in blank (all in form and substance reasonably satisfactory to Agent and Term Loan B Representative (including with respect to the legend on the back of the stock certificate)); provided that, the transactions contemplated by this Section 3.3(d) shall not be required if Agent and Term Loan B Representative are satisfied, in their Permitted Discretion, that (y) such transactions would have a materially adverse tax effect on Borrowers, or (y) any third party consents required to effect such transactions (including those of the Minneapolis City Counsel and the landlord of the Minneapolis, Minnesota Restaurant) have not been obtained after Borrowers have used commercially reasonable efforts to do so; and

(h) on or before February 28, 2005, Agent shall have received (i) a Mortgage relative to Borrowers’ Real Property located in Carlsbad, California, (ii) evidence of the recording of the Mortgage referred to in the foregoing clause (i) in such office or offices as may be necessary or, in the opinion of Agent and Term Loan B Representative, desirable to create and perfect a valid and enforceable first priority lien (subject to Permitted Liens) on the property purported to be covered thereby or to otherwise protect the rights of the Agent and Term Loan B Representative thereunder, and (iii) mortgagee title insurance policies (or marked commitments to issue the same) for the Mortgage referred to in the foregoing clause (i), issued by a title insurance company satisfactory to Agent and Term Loan B Representative in their Permitted Discretion, in amounts satisfactory to Agent and Term Loan B Representative in their Permitted Discretion, assuring Agent and Term Loan B Representative that the Mortgage on such Real Property is a valid and enforceable first priority mortgage Lien (subject to Permitted Liens) free and clear of all defects and encumbrances except Permitted Liens, and is otherwise in form and substance reasonably satisfactory to Agent and Term Loan B Representative.

3.4 Term. This Agreement shall continue in full force and effect for a term ending on November 15, 2008 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement (other than under Section 16.7) immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations). No termination of this Agreement, however, shall relieve or discharge Borrowers or their Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.6 Early Termination by Borrowers. Borrowers have the option, at any time upon 45 days prior written notice by Administrative Borrower to Agent and Term Loan B Representative, to terminate this Agreement by paying to Agent, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Products Obligations) in full, together with the applicable prepayment premium as set forth in the Fee Letter (to be allocated based upon agreements between Agent and individual Lenders). If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Products Obligations), in full, together with the applicable prepayment premium as set forth in the Fee Letter (to be allocated based upon agreements between Agent and individual Lenders), on the date set forth as the date of termination of this Agreement in such notice (unless such notice is withdrawn by Administrative Borrower no later than 5 Business Days prior to the date of termination set forth in such notice).

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 No Encumbrances. Each Borrower and its Subsidiaries has good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

4.2 [Intentionally Omitted].

4.3 [Intentionally Omitted].

4.4 Equipment. Each material item of Equipment of Borrowers and their Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted (except where the failure to be in such good working order could not reasonably be expected to result in a Material Adverse Change).

4.5 Location of Inventory and Equipment. Except as disclosed on Schedule 4.5 (as such Schedule may be updated pursuant to Section 5.9), the Inventory and Equipment (other than vehicles or Equipment out for repair) of Borrowers and their Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between, the locations identified on Schedule 4.5 (as such Schedule may be updated pursuant to Section 5.9).

4.6 Inventory Records. Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.7 State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The jurisdiction of organization of Parent is set forth on Schedule 4.7(a).

(b) The chief executive office of each Borrower and each of its Subsidiaries is located at the address indicated on Schedule 4.7(b) (as such Schedule may be updated pursuant to Section 5.9).

(c) Parent’s FEIN and organizational identification number, if any, are identified on Schedule 4.7(c).

(d) As of the Closing Date, Borrowers and their Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 4.7(d).

4.8 Due Organization and Qualification; Subsidiaries.

(a) Each of the Borrowers is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b) Set forth on Schedule 4.8(b), is, as of the Closing Date, a complete and accurate description of the authorized capital Stock of Parent, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.8(b), there are, as of the Closing Date, no subscriptions, options, warrants, or calls requiring the issuance by

Parent of any shares of Parent’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 4.8(c) (as such Schedule may be updated upon written notice to Agent) is a complete and accurate list of Parent’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization and their FEIN and organizational numbers, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent or a Subsidiary of Parent. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any capital Stock of any Subsidiary of Parent, including any right of conversion or exchange under any outstanding security or other instrument. Neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any such Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

4.9 Due Authorization; No Conflict.

(a) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary corporate, limited liability company or limited partnership action on the part of such Borrower.

(b) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower (including any Material Contract), (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of the holders of any Borrower’s Stock or any approval or consent of any Person under any material contractual obligation of any Borrower (including any Material Contract), other than consents or approvals that have been obtained and that are still in force and effect.

(c) Other than the filing of financing statements, any filings required with the United States Copyright office or Office of Patents and Trademarks, and the recordation of the Mortgages, the execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d) As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) To the extent that they can be perfected by the filing, notation, or registration of Liens (except to the extent that perfection is not required pursuant to the express terms of the Security Agreement), Agent’s Liens on the Collateral (other than with respect to assets having de minimus value) are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

(f) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, limited liability company or limited partnership action on the part of such Guarantor.

(g) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Guarantor (including any Material Contract), (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of the holders such Guarantor’s Stock or any approval or consent of any Person under any material contractual obligation of such Guarantor (including any Material Contract), other than consents or approvals that have been obtained and that are still in force and effect.

(h) Other than the filing of financing statements, any filings required with the United States Copyright office or Office of Patents and Trademarks and the recordation of the Mortgages, the execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(i) The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

4.10 Litigation. Other than matters that are disclosed on Schedule 4.10 hereto or that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of each Borrower, threatened against any Borrower or any of its Subsidiaries.

4.11 No Material Adverse Change. All financial statements relating to Borrowers and their Subsidiaries (or any Guarantor, separately) that have been delivered by Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers’ and their Subsidiaries’ (or such Guarantor’s, as applicable) consolidated financial condition as of the date thereof and consolidated results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrowers and their Subsidiaries (or such Guarantor, as applicable) since the date of the latest financial statements submitted to Agent on or before the Closing Date.

4.12 Fraudulent Transfer.

(a) Each Borrower is Solvent.

(b) No transfer of property is being made by any Borrower or any Subsidiary of a Borrower and no obligation is being incurred by any Borrower or any Subsidiary of a Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrowers or their Subsidiaries.

4.13 Employee Benefits. None of Borrowers, any of their Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

4.14 Environmental Condition. Except as set forth on Schedule 4.14, (a) to Borrowers’ knowledge, none of Borrowers’ or their Subsidiaries’ properties or assets has ever been used by Borrowers, their Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any respect, of any applicable Environmental Law (except where such violation could not reasonably be expected to result in a Material Adverse Change), (b) to Borrowers’ knowledge, none of Borrowers’ nor their Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Borrowers nor any of their Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrowers or their Subsidiaries (except for Liens that have been released and Liens with respect to which such Borrower or Subsidiary has posted bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced thereby), and (d) none of Borrowers nor any of their Subsidiaries have received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower or any Subsidiary of a Borrower resulting in the releasing or disposing of Hazardous Materials into the environment (unless such Borrower or Subsidiary has taken or is diligently taking all Remedial Actions required to abate said release or disposition or otherwise to come into compliance with applicable Environmental Law and so long as the effect of such release or disposition could not reasonably be expected to result in a Material Adverse Change).

4.15 Intellectual Property. Each Borrower and each of its Subsidiaries owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.15 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, and copyright registrations as to which any Borrower or any of its Subsidiaries is the owner or is an exclusive licensee.

4.16 Leases. Borrowers and their Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating and all of such material leases are valid and subsisting and no material default by Borrowers or their Subsidiaries exists under any of them.

4.17 Deposit Accounts and Securities Accounts. Set forth on Schedule 4.17 (as updated from time to time) is a listing of all of Borrowers’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.18 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrowers or their Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any of the Borrowers or their Subsidiaries in writing to Agent or any Lender for purposes of or in connection with this Agreement, the other Loan Documents, or any transactions contemplated herein or therein will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Borrowers’ good faith estimate of their and their Subsidiaries’ future consolidated performance for the periods covered thereby.

4.19 Indebtedness. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Borrower and each of its Subsidiaries outstanding immediately prior to the Closing Date (other than Indebtedness permitted by Section 6.1(e) or (f)) that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal (or, in the case of letters of credit, undrawn face) amount of such Indebtedness and describes the principal terms thereof.

4.20 Material Contracts. Set forth on Schedule 4.20 is a complete and accurate list, as of the Closing Date, of all Material Contracts of Borrowers and their Subsidiaries, showing the parties and principal subject matter thereof and amendments and modifications thereto. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the relevant Borrower or the relevant Subsidiary and, to the best of each Borrower’s knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(d)), and (c) is not in default due to the action of any Borrower or any of their Subsidiaries.

4.21 Suppliers. Except as set forth on Schedule 4.21 hereto, there exists no actual or, to the best knowledge of Borrowers, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between any Borrower, on the one hand, and any material supplier thereof, on the other hand which could reasonably be expected to result in a Material Adverse Change; and, to the best knowledge of each Borrower, there exists no present state of facts or circumstances that could reasonably be expected to give rise to or result in any such termination, cancellation, limitation, modification or change.

4.22 Margin Stock. Except as disclosed on Schedule 4.22 hereto, no Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System). Except as disclosed on Schedule 4.22 hereto, no proceeds of any Advance or any Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Margin stock constitutes and at all times will constitute less than 25% of those assets of the Borrowers and their respective Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

4.23 Permits, Licenses, Etc. Each Borrower and Guarantor has, and is in compliance with all governmental permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or previously acquired, by such Person (except where the failure to have or be in compliance with any such permit, license, authorization, approval, entitlement or accreditation could not reasonably be expected to result in a Material Adverse Change). No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such required permit, license, authorization, approval, entitlement or accreditation, and there is no outstanding claim that any thereof is not in full force and effect (except where such suspension, revocation, impairment, forfeiture, non-renewal, or claim could not reasonably be expected to result in a Material Adverse Change). Schedule 4.23 sets forth a complete and accurate list, as of the Closing Date, listed by Restaurant, of all licenses (the “Liquor Licenses”) permitting Borrowers and Guarantors to sell and dispense alcoholic beverages within each of the Restaurants for on-premises consumption. Each Borrower and Guarantor is in compliance with all state, municipal and other governmental laws, regulations and rules with respect to the sale of liquor and all alcoholic beverages and has the right to sell liquor at retail for consumption within the Restaurants, subject to and in accordance with all applicable provisions of the Liquor Licenses (except where failure to be in such compliance or to have such right could not reasonably be expected to result in a Material Adverse Change).

4.24 Real Property; Compliance with Laws. The current use and occupancy of all properties owned or leased by the Borrowers complies, in all material respects, with all zoning ordinances and other similar laws.

5. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following:

5.1 Accounting System. Maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent.

5.2 Collateral Reporting. Provide Agent, with copies for each Lender, with each of the reports set forth on Schedule 5.2 at the times specified therein.

5.3 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth on Schedule 5.3 at the time specified therein. In addition, each Borrower agrees that no Subsidiary of such Borrower will have a fiscal year different from that of Parent.

5.4 Guarantor Reports. Cause each Guarantor to deliver its annual financial statements at the time when Parent provides its audited financial statements to Agent, but only to the extent such Guarantor’s financial statements are not consolidated with Parent’s financial statements.

5.5 Inspection. Permit Agent, each Lender, and each of their duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower.

5.6 Maintenance of Properties. Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, ordinary wear, tear, and casualty excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Change), and comply at all times in all material respects with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

5.7 Taxes. Cause all material assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers, their Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrowers will and will cause their Subsidiaries to make timely payment or deposit of all material withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent and Term Loan B Representative with proof reasonably satisfactory to Agent and Term Loan B Representative indicating that the applicable Borrower or Subsidiary of a Borrower has made such payments or deposits.

5.8 Insurance.

(a) At Borrowers’ expense, maintain insurance respecting Borrowers’ and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent and Term Loan B Representative; provided, however, that if the coverages are substantially similar to those in existence as of the Closing Date, they shall be deemed to be satisfactory; provided further, however, that if Borrowers request Agent or Term Loan B Representative to approve coverages or insurance companies and such Person does not disapprove such request within 5 Business Days of its receipt of such request, then such Person shall be deemed to have approved such request. Borrowers shall deliver copies of all such policies of property and liability insurance to Agent and Term Loan B Representative with an endorsement naming Agent as the sole loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

(b) Administrative Borrower shall give Agent and Term Loan B Representative prompt notice of any loss exceeding $500,000 covered by any such insurance. So long as no Event of Default has occurred and is continuing, Borrowers shall have the exclusive right to adjust any losses payable under any property insurance policies which are less than $2,500,000. In the case of any losses payable under such property insurance policies exceeding $2,500,000, Agent shall have the right to adjust all such losses, without any liability to Borrowers whatsoever in respect of such adjustments. Following the occurrence and during the continuation of an Event of Default, Agent shall have the exclusive right to adjust any losses payable under any such property insurance policies, without any liability to Borrowers whatsoever in respect of such adjustments. Any monies received as payment for any loss under any such property insurance policy or as payment of any award or compensation for condemnation or taking by eminent domain in excess of $250,000 per fiscal year, shall be paid over to Agent to be applied in accordance with Section 2.4(c)(ii)(A) and Section 2.4(d).

(c) Borrowers will not and will not suffer or permit their Subsidiaries to take out separate property or liability insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.8, unless Agent is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement. Administrative Borrower promptly shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and, in reasonable detail, the particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

5.9 Location of Inventory and Equipment. Keep Borrowers’ and their Subsidiaries’ Inventory and Equipment (other than vehicles and Equipment out for repair) only at the locations identified on Schedule 4.5 and their chief executive offices only at the locations identified on Schedule 4.7(b); provided, however, that Administrative Borrower may amend Schedule 4.5 or Schedule 4.7 so long as such amendment occurs by written notice to Agent and Term Loan B Representative not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States or Hawaii, and so long as, in the case of a leased location, the applicable Borrower or Guarantor uses commercially reasonable efforts to provide Agent a Collateral Access Agreement with respect thereto.

5.10 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.11 Leases. Pay when due all rents and other material amounts payable under any material leases to which any Borrower or any Subsidiary of a Borrower is a party or by which any Borrower’s or any of its Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.

5.12 Existence. At all times preserve and keep in full force and effect each Borrower’s and each of their Subsidiaries’ valid existence and good standing (except as a result of a merger or dissolution of a Subsidiary permitted under Section 6.3) and, except where the failure to preserve and keep the same in full force and effect could not reasonably be expected to result in a Material Adverse Change, any rights and franchises material to their businesses.

5.13 Environmental.

(a) Keep any property either owned or operated by any Borrower or any Subsidiary of a Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower or any Subsidiary of a Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower or any Subsidiary of a Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower or any Subsidiary of a Borrower, and (iii) notice of a violation, citation, or other administrative order pursuant to any Environmental Law which reasonably could be expected to result in a Material Adverse Change.

5.14 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent and Term Loan B Representative if any written information, exhibit, or report furnished to the Lender Group by or on behalf of any Borrower or any of its Subsidiaries for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein, at the time it was furnished, contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.15 Control Agreements. Take all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to Section 3.3(a)

and the provisos contained in Section 6.12) all of its Securities Accounts, Deposit Accounts, material electronic chattel paper, investment property, and material letter of credit rights (except to the extent the same constitute Excluded Assets).

5.16 Formation of Subsidiaries. At the time that any Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Borrower or such Guarantor may amend Schedule 4.8(c) in accordance with Section 4.8(c) to reflect such new Subsidiary and shall (a) if such new Subsidiary is a domestic Subsidiary, (i) cause such new Subsidiary to provide to Agent a joinder to the Guaranty and the Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary that does not constitute an Excluded Asset), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent and Term Loan B Representative in their Permitted Discretion (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to substantially all of the assets of such newly formed or acquired Subsidiary other than those constituting Excluded Assets), (ii) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent and Term Loan B Representative in their Permitted Discretion, and (iii) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent and Term Loan B Representative in their Permitted Discretion, which in their reasonable opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to in this clause (a) above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage); and (b) if such new Subsidiary is a foreign Subsidiary, (i) provide to Agent a pledge agreement and appropriate certificates and powers, financing statements or other appropriate instruments, hypothecating all of the direct or beneficial ownership interest of such new Subsidiary not constituting Excluded Assets, in form and substance satisfactory to Agent and Term Loan B Representative in their Permitted Discretion, and (ii) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent and Term Loan B Representative in their Permitted Discretion, which in their reasonable opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to in this clause (b) above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.16 shall be a Loan Document.

5.17 Material Contracts. Contemporaneously with the delivery of a Compliance Certificate each fiscal quarter, provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate to Agent and (b) each amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate to Agent.

5.18 Obtaining Permits, Etc. Obtain, maintain and preserve and take all necessary action to timely renew all governmental permits, licenses (including Liquor Licenses), authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business (except where the failure to obtain, maintain, preserve or renew the same could not reasonably be expected to result in a Material Adverse Change).

5.19 Further Assurances Regarding Real Property Collateral. From time to time, at its own expense, promptly execute and deliver all further instruments and documents, and take all further action, that Agent or Term Loan B Representative may reasonably request, in order to perfect and protect any security interest granted or purported to be granted under the Loan Documents with respect to the Real Property Collateral, or to enable Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Real Property Collateral; provided that so long as no Event of Default shall have occurred and is continuing, no memorandum of lease with respect to the Gaithersburg, MD Restaurant shall be recorded.

6. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will not and will not permit any of their respective Subsidiaries to do any of the following:

6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) Indebtedness set forth on Schedule 4.19,

(c) Permitted Purchase Money Indebtedness,

(d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 6.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s and Term Loan B Representative’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers’ creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more Borrowers as liable with respect thereto if such additional Borrowers were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended; provided, however, that any Indebtedness incurred pursuant to this clause (d) shall reduce on a dollar by dollar basis the amount of Indebtedness permitted under clauses (b) and (c) of this Section 6.1,

(e) endorsement of instruments or other payment items for deposit,

(f) Indebtedness composing Permitted Investments,

(g) Indebtedness under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes; and

(h) unsecured Indebtedness not otherwise permitted by clauses (a) through (g) of this Section 6.1 the aggregate outstanding principal amount of which does not at any time exceed $500,000 and which is subordinated to the Obligations on terms reasonably satisfactory to Agent.

6.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 6.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

6.3 Restrictions on Fundamental Changes.

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except that (i) any Subsidiary (other than a Texas Subsidiary or a non-domestic Subsidiary) of Parent may merge into any other Subsidiary of Parent which is a Borrower or Guarantor; provided, however, that if a Borrower is a party to such merger it or another Borrower shall be the survivor thereof, (ii) any Texas Subsidiary may merge into any other Texas Subsidiary and, with the consent of the Required Lenders (which consent shall not be unreasonably withheld), into any other Subsidiary of Parent which is a Borrower or Guarantor; provided, however, that if a Borrower is a party to such merger it or another Borrower shall be the survivor thereof, and (iii) any non-domestic Subsidiary may merge into any other non-domestic Subsidiary,

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except that (i) any Subsidiary (other than a Texas Subsidiary or a non-domestic Subsidiary) of Parent may liquidate and dissolve into any other Subsidiary of Parent which is a Borrower or Guarantor, (ii) any Texas Subsidiary may liquidate and dissolve into any other Texas Subsidiary and, with the consent of the Required Lenders (which consent shall not be unreasonably withheld), into any other Subsidiary of Parent which is a Borrower or Guarantor, and (iii) any non-domestic Subsidiary may liquidate and dissolve into any other non-domestic Subsidiary,

(c) Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets, or

(d) Suspend or go out of a substantial portion of the business of Parent and its Subsidiaries, taken as a whole.

6.4 Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Borrower or any Subsidiary of a Borrower.

6.5 Change Name. Other than in connection with a merger or dissolution of a Subsidiary of Parent permitted by Section 6.3, change any Borrower’s or any of their domestic Subsidiaries’ name, organizational identification number, state of organization, or organizational identity; provided, however, that a Borrower or a domestic Subsidiary of a Borrower may change its name upon at least 30 days prior written notice by Administrative Borrower to Agent and Term Loan B Representative of such change and so long as, at the time of such written notification, such Borrower or such domestic Subsidiary provides any financing statements necessary to perfect and continue perfected the Agent’s Liens.

6.6 Nature of Business. Make any change in the principal nature of their business.

6.7 Prepayments and Amendments. Except in connection with a refinancing permitted by Section 6.1(d),

(a) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or any Subsidiary of a Borrower, other than the Obligations in accordance with this Agreement,

(b) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions related to such Indebtedness,

(c) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 6.1(b), (c), (d), (g), or (h), or

(d) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of or waive any of its rights under any Material Contract in any manner materially adverse to any Borrower or the Lender Group.

6.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9 Consignments. Consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

6.10 Distributions. Other than (a) distributions or declaration and payment of dividends by any Subsidiary of a Borrower to a Borrower or Guarantor, and (b) so long as no Default or Event of Default has occurred and is continuing, so long as Borrowers have Excess Availability of at least $2,500,000 after giving effect thereto, and so long as the aggregate amount thereof does not exceed $175,000 during any fiscal year of Parent, payments by Parent to effect the repurchase of common Stock issued pursuant to options or awards granted to employees, directors, officers or consultants of Parent or any of its Subsidiaries under any stock-based incentive plan of Parent or upon the exercise of any purchase rights under stock purchase agreements with Restaurant managers entered into in connection with Parent’s Paisano Partner Program, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Borrower’s Stock, of any class, whether now or hereafter outstanding.

6.11 Accounting Methods. Modify or change their fiscal year or their method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrowers’ or their Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding Borrowers’ and their Subsidiaries’ financial condition.

6.12 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrowers and their Subsidiaries shall not have (a) Permitted Investments in the form of cash not in Deposit Accounts or Securities Accounts, in excess of an amount, at any one time, equal to (i) with respect to (A) any Saturday, Sunday or Monday during the month of December or the first week of January, or (B) the day after Mother’s Day, (y) $50,000 times (z) the number of operating Restaurants of Borrowers and their Subsidiaries, (ii) with respect to any Saturday, Sunday or Monday not falling within the foregoing clause (a)(i), (A) $35,000 times (B) the number of operating Restaurants of Borrowers and their Subsidiaries, and (iii) with respect to any day not falling within the foregoing clause (a)(i) or clause (a)(ii), (A) $15,000 times (B) the number of operating Restaurants of Borrowers and the Subsidiaries, or (b) Permitted Investments (other than in the Cash Management Accounts or in Deposit Accounts or Securities Accounts constituting Excluded Assets) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $250,000 at any one time unless the applicable Borrower or its Subsidiary, and the applicable securities intermediary or bank have (subject to Section 3.3(a)) entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments. Subject to the foregoing provisos and Section 3.3(a), Borrowers shall not and shall not permit their Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

6.13 Transactions with Affiliates. Except as set forth on Schedule P-1 hereto, directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower (other than a Borrower or Guarantor) except for transactions that (a) are in the ordinary course of Borrowers’ and their Subsidiaries’ business, (b) are upon fair and reasonable terms, (c) if they involve one or more payments by any Borrower or any of its Subsidiaries that are required to be disclosed in any periodic report on Form 10-K or Form 10-Q filed by Parent with the SEC, are fully disclosed to Agent and Term Loan B Representative promptly following the filing of such report, and (d) are no less favorable to Borrowers or their respective Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate.

6.14 Use of Proceeds. Use the proceeds of the Advances and the Term Loans for any purpose other than (a) on the Closing Date, (i) to repay in full the outstanding principal, prepayment premium, accrued interest, and accrued fees and expenses owing to Existing Agent or the lenders under the Existing Credit Facility, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

6.15 Inventory and Equipment with Bailees. Store the Inventory or Equipment of Borrowers or their Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party, except (a) any bailee, warehouseman or similar party listed on Schedule 6.15 so long as the aggregate value of all such stored Inventory and Equipment does not exceed $100,000 at any one time, and (b) any other bailee, warehouseman or similar party provided that a Collateral Access Agreement executed thereby has been delivered to the Agent.

6.16 Financial Covenants.

(a) Fail to maintain or achieve:

(i) Minimum EBITDA. EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$4,700,000	the 3 month period ending December 26, 2004
$8,400,000	the 6 month period ending March 27,2005
$11,600,000	the 9 month period ending June 26, 2005
$13,900,000	the 12 month period ending September 25,2005
$14,500,000	the 12 month period ending December 25, 2005
$14,900,000	the 12 month period ending March 26, 2006
$15,400,000	the 12 month period ending June 25, 2006
$15,700,000	the 12 month period ending September 24, 2006
$16,200,000	the 12 month period ending December 31, 2006
$16,500,000	the 12 month period ending April 1, 2007
$16,900,000	the 12 month period ending July 1, 2007
$17,100,000	the 12 month period ending September 30, 2007
$17,600,000	the 12 month period ending December 30, 2007
$17,800,000	the 12 month period ending March 30, 2008
$18,200,000	the 12 month period ending June 29, 2008
$18,800,000	the 12 month period ending September 28, 2008
$18,600,000	the 12 month period ending December 28, 2008

(ii) Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
2.25:1.0	the 3 month period ending December 26, 2004
1.30:1.0	the 6 month period ending March 27, 2005
1.10:1.0	the 9 month period ending June 26, 2005
1.00:1.0	the 12 month period ending September 25, 2005
1.10:1.0	the 12 month period ending December 25, 2005
1.10:1.0	the 12 month period ending March 26, 2006
1.25:1.0	the 12 month period ending June 25, 2006
1.25:1.0	the 12 month period ending September 24, 2006
1.25:1.0	the 12 month period ending December 31, 2006
1.25:1.0	the 12 month period ending April 1, 2007
1.25:1.0	the 12 month period ending July 1, 2007
1.25:1.0	the 12 month period ending September 30, 2007
1.25:1.0	the 12 month period ending December 30, 2007
1.25:1.0	the 12 month period ending March 30, 2008
1.25:1.0	the 12 month period ending June 29, 2008
1.25:1.0	the 12 month period ending September 28, 2008
1.25:1.0	the 12 month period ending December 28, 2008

(b) Make:

(i) Maintenance Capital Expenditures. Maintenance Capital Expenditures in any fiscal year (or portion thereof, if applicable) in excess of the amount set forth in the following table for the applicable period:

Fourth Quarter of Fiscal Year 2004	Fiscal Year 2005	Fiscal Year 2006	Fiscal Year 2007	Fiscal Year 2008	Fiscal Year 2009
$1,875,000	$7,500,000	$7,500,000	$7,500,000	$7,500,000	$7,500,000

provided that the positive difference between (A) the dollar limitation provided for in the above table for any fiscal year (or portion thereof, if applicable), and (B) the actual Maintenance Capital Expenditures in such fiscal year (or portion thereof, if applicable) (such positive difference for any fiscal year (or portion thereof, if applicable), the “Capital Expenditures Carryover Amount”) may be carried forward to the subsequent fiscal year (the “Subsequent Fiscal Year”) and added to the amount set forth in the above table for such Subsequent Fiscal Year; provided further that (x) the Capital Expenditures Carryover Amount shall not be carried forward to any fiscal year beyond the Subsequent Fiscal Year and (y) actual Maintenance Capital Expenditures shall be applied first to the amount set forth in the above table for such Subsequent Fiscal Year and second to the Capital Expenditures Carryover Amount,

(ii) Growth Capital Expenditures. Growth Capital Expenditures in any fiscal year unless each of the following exists as of each date on which any Borrower makes or proposes to make Growth Capital Expenditures: (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) Borrowers have Excess Availability of at least $5,000,000 after giving effect to the making of such Growth Capital Expenditure, (C) Borrowers’ average Excess Availability during the 60 day period immediately preceding the date of the making of such Growth Capital Expenditure is not less than $5,000,000 and (D) Borrowers’ most recently delivered Projections (adjusted as necessary for actual results) reflect that the Borrowers’ average Excess Availability during the 60 day period following the date of making such Growth Capital Expenditure is not less than $5,000,000 after giving effect to the making of such Growth Capital Expenditure, and

(iii) Total Capital Expenditures. Capital Expenditures in any fiscal year (or portion thereof, if applicable) in excess of the amount set forth in the following table for the applicable period:

Fourth Quarter of Fiscal Year 2004	Fiscal Year 2005	Fiscal Year 2006	Fiscal Year 2007	Fiscal Year 2008	Fiscal Year 2009
$3,250,000	$13,000,000	$13,000,000	$13,000,000	$13,000,000	$13,000,000

(c) January of 2005 Excess Availability. Fail to maintain average Excess Availability of at least $5,000,000 during the month of January of 2005.

6.17 New Restaurants. Construct, purchase, develop, acquire, build, convert or complete (without duplication among fiscal years) more than 7 new Restaurants in any fiscal year of Parent and its Subsidiaries.

7. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

7.1 If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) ); provided, however, that in the case of Overadvances that are caused by the charging of interest, fees, or Lender Group Expenses to the Loan Account, such event shall not constitute an Event of Default if, within 3 Business Days of such Overadvance (or, in the case of Lender Group Expenses, Administrative Borrower’s receipt of notice of such Overadvance), Borrowers eliminate such Overadvance, or (b) all or any portion of the principal of the Obligations);

7.2 If Borrowers or any Subsidiary of any Borrower

(a) fail to perform or observe any covenant or other agreement contained in any of Sections 2.7, 5.2, 5.3, 5.4, 5.5, 5.8, 5.12, 5.14, 5.16, and 6.1 through 6.16 of this Agreement;

(b) fail to perform or observe any covenant or other agreement contained in any of Sections 5.6, 5.7, 5.9, 5.10, 5.11, and 5.15 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or any of their Subsidiaries or (ii) written notice thereof is given to Administrative Borrower by Agent or Term Loan B Representative; or

(c) fail to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents; in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues for a period of 20 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or its Subsidiaries or (ii) written notice thereof is given to Administrative Borrower by Agent or Term Loan B Representative;

7.3 If any material portion of the assets of the Borrowers, or the Borrowers and their Subsidiaries, taken as a whole, is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person (other than a third party holding such assets on behalf of any of the Borrowers or their Subsidiaries) and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Borrower or the applicable Subsidiary;

7.4 If an Insolvency Proceeding is commenced by any Borrower or any Subsidiary of a Borrower;

7.5 If an Insolvency Proceeding is commenced against any Borrower or Guarantor or any Subsidiary of a Borrower, and any of the following events occur: (a) the applicable Borrower, Guarantor or Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Borrower, Guarantor or Subsidiary of a Borrower, or (e) an order for relief shall have been issued or entered therein;

7.6 If any Borrower or any Subsidiary of a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Borrowers and their Subsidiaries, taken as a whole;

7.7 If one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) involving an aggregate amount of $500,000, or more (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against any Borrower or any Subsidiary of a Borrower or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by the applicable Borrower or the applicable Subsidiary;

7.8 If there is a default in one or more agreements to which any Borrower or any Subsidiary of a Borrower is a party with one or more third Persons relative to Indebtedness of any Borrower or any Subsidiary of a Borrower involving an aggregate amount of $500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the applicable Borrower’s or the applicable Subsidiary’s obligations thereunder;

7.9 If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to Agent or the Lenders in connection with this Agreement or any other Loan Document proves to be untrue in any material respect as of the date of issuance or making or deemed making thereof;

7.10 If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law;

7.11 If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and, except to the extent permitted by the terms hereof or thereof, perfected and first priority Lien on or security interest in the Collateral covered hereby or thereby (other than with respect to assets having a de minimus value), except (a) as a result of a disposition of the applicable Collateral, or all of the outstanding Stock of any Subsidiary owning the applicable Collateral, in each case, in a transaction permitted under this Agreement, or (b) as a result of any action or failure to act on the part of Agent; or

7.12 If any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower or any Subsidiary of a Borrower, or a proceeding shall be commenced by any Borrower or any Subsidiary of a Borrower, or by any Governmental Authority having jurisdiction over any Borrower or any Subsidiary of a Borrower, seeking to establish the invalidity or unenforceability thereof, or any Borrower or any Subsidiary of a Borrower shall deny that it has any liability or obligation purported to be created under any Loan Document.

7.13 If there is any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities of any Borrower or Guarantor, if any such event or circumstance could reasonably be expected (after giving effect to any insurance with respect thereto provided by an insurer who has been notified, and has not disputed, the relevant claim for payment) to result in a Material Adverse Change.

7.14 If there is a loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower or any of its Subsidiaries and such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Change.

8. THE LENDER GROUP’S RIGHTS AND REMEDIES.

8.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrowers:

(a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, or under any of the Loan Documents;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group (except as provided in Section 16.7), but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations; and

(d) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrowers.

8.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9. TAXES AND EXPENSES.

If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third

Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as Agent deems necessary in its Permitted Discretion to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10. WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) so long as Agent complies with its obligations, if any, under the Code, all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other reasonable out-of-pocket costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ and their Subsidiaries’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Parent, Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Parent or Borrowers in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to Administrative Borrower:	BUCA, INC. 1300 Nicollet Mall Suite 5003 Minneapolis, MN 55403 Attn: Greg Gadel Fax No.: 612 225-3548

with copies to:	FAEGRE & BENSON, LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Attn: Jennifer Mewaldt, Esq. Fax No.: 612-766-1600

If to Agent:	WELLS FARGO FOOTHILL, INC.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attn: Specialty Finance Manager
Fax No.: 310-453-7442

with copies to:	PAUL, HASTINGS, JANOFSKY & WALKER LLP
515 S. Flower Street
Twenty-fifth Floor
Los Angeles, California 90071
Attn: John Francis Hilson, Esq.
Fax No.: 213-627-0705

If to Term Loan B Representative:	ABLECO FINANCE LLC 299 Park Avenue, 23rd Floor New York, New York 10171 Attn: Eric Miller Fax No. (212) 891-1541

with copies to:	SCHULTE ROTH & ZABEL LLP 919 Third Avenue New York, New York 10022 Attn: Frederic L. Ragucci, Esq. Fax No. 212-593-5955

Agent and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) BORROWERS AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (except such minimum amount shall not apply to (i) an assignment to a member of an affiliated group of Lenders so long as the aggregate amount of the assignment being made to such affiliated group meets or exceeds such minimum, and (ii) an assignment and delegation by any Lender to an Affiliate of a Lender or to any Related Fund); provided, however, that, subject to the provisions of Section 13.1(c) herein, Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Agent an Assignment and Acceptance, (iii) the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000 (if required), and (iv) Assignee has delivered to the Agent all forms necessary to establish an exemption from withholding Taxes pursuant to the provisions of Section 15.11(b) and 15.11(c), hereof. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b) Subject to the provisions of Section 13.1(c) herein, from and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance, payment of the above-referenced processing fee (if required), and the above-referenced Tax forms (if required) (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 16 and Section 16.7 of this Agreement.

(c) Notwithstanding anything contained in this Section 13.1 to the contrary, (i) a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or a Related Fund without paying any fees required under clause (a) of this Section 13.1 and (ii) a Lender may assign any or all of its rights hereunder to a Qualified Affiliate of such Lender or a Qualified Related Fund without (A) providing any notice required under clause (a) of this Section 13.1 or (B) delivering an executed Assignment and Acceptance to Agent; provided, that (x) Borrowers and Agent may continue to deal solely and directly with the assigning Lender until an Assignment and Acceptance has been delivered to Agent, (y) the failure of such assigning Lender to deliver an Assignment and Acceptance to Agent shall not affect the legality, validity or binding effect of such assignment, and (z) an Assignment and Acceptance between an assigning Lender and its Qualified Affiliate or Qualified Related Fund shall be effective as of the date specified in such Assignment and Acceptance. Any Lender making an assignment to a Qualified Affiliate or a Qualified Related Fund hereby agrees to maintain a comparable register as set forth in Section 13.1(i) below and to require that the Qualified

Affiliate or Qualified Related Fund that is the assignee from time to time deliver to such Lender maintaining such comparable register all documentation necessary or appropriate to evidence such assignee’s exemption from United States withholding tax.

(d) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) Immediately upon Agent’s receipt of the processing fee payment (if required), the fully executed Assignment and Acceptance (or the assigning Lender’s receipt of a fully executed Assignment and Acceptance, in the case of an assignment from a Lender to one or more of its Qualified Affiliates or Qualified Related Funds, as to which the assigning Lender has not delivered an Assignment and Acceptance to Agent), and the above-referenced Tax forms (if required), this Agreement, subject to the terms of Sections 13.1(c) and 13.1(i), shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(f) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(g) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 16.7, disclose all documents and information which it now or hereafter may have relating to Borrowers and their Subsidiaries and their respective businesses.

(h) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24 or any other Person, including, without limitation, as provided in Section 2.16, in each case without the consent of any party hereto, and such Person may enforce such pledge or security interest in any manner permitted under applicable law; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party (or any transferee thereof) for such Lender as a party hereto unless such pledgee or secured party (or transferee) becomes a Lender hereunder.

(i) The Agent shall, on behalf of and acting as a non-fiduciary agent on behalf of Borrowers, maintain, or cause to be maintained, a register (the “Register”) on which it enters the name of a Lender as the registered owner of each Loan held by such Lender and the principal amount of such Loans (with stated interest thereon). Other than in connection with an assignment by a Lender of all or any portion of its Loan to a Qualified Affiliate of such Lender or a Qualified Related Fund of such Lender pursuant to Section 13.1(c) that is not disclosed to Agent (i) a Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Registered Note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any evidencing the same) on the Register, Borrowers and Agent shall treat the Person in whose name such Loan (and the Registered Note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Loan to a Qualified Affiliate of such Lender or a Qualified Related Fund of such Lender, and which assignment is not delivered to the Agent in accordance with Section 13.1(c) hereof, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register. Administrative Borrower shall have the right to inspect the Register at any time and from time to time, upon reasonable notice.

(j) In the event that a Lender sells participations in any Loan hereunder, such Lender, on behalf of Borrowers, shall maintain a register on which it enters the name of all participants in the Loans held by it and the principal amount (with stated interest thereon) of the portion of the Loans which are the subject of the participation (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide). Any participation of such Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent (other than an assignment by a Borrower which is a Subsidiary of Parent as a matter of law pursuant to a merger or dissolution permitted by Section 6.3) and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements), and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Administrative Borrower (on behalf of all Borrowers), do any of the following:

(a) increase or extend any Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the Pro Rata Share that is required to take any action hereunder,

(e) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(f) other than as permitted by Section 15.12, release Agent’s Lien in and to any of the Collateral,

(g) change the definition of “Required Lenders,” “Required Revolver Lenders,” “Required Term Loan B Lenders” or “Pro Rata Share,”

(h) contractually subordinate any of the Agent’s Liens,

(i) other than as permitted by Section 15.12, release any Borrower or any Guarantor from any obligation for the payment of money,

(j) change the definition of Borrowing Base or the definitions of Availability, Maximum Revolver Amount, Term Loan A Amount, or Term Loan B Amount or change Section 2.1(b), or

(k) amend any of the provisions of Section 15.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

Lenders have executed the Agreement Among Lenders pursuant to which they have agreed, among other things, to certain voting arrangements relative to matters requiring the approval of Lenders. The rights and duties of Lenders (vis-à-vis each other and not vis-à-vis Borrowers or any of their Subsidiaries), with respect to such matters, are subject to the Agreement Among Lenders.

14.2 Replacement of Holdout Lender.

(a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents (other than Bank Product Obligations), the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 15. The provisions of this Section 15 (other than Sections 15.9, 15.11, and 15.12(a)) are solely for the benefit of Agent, and the Lenders, and Borrowers and their Subsidiaries shall have no rights as a third party beneficiary of any of such provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such Deposit Accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers, the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent. None of the Agent Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct or any breach by it of its express obligations under the Loan Documents), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrowers or the books or records or properties of any of Borrowers’ Subsidiaries or Affiliates.

15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that if an event occurs or a circumstance exists that materially and imminently threatens the ability of Agent and the Lenders to realize upon any material part of the Collateral, such as, without limitation, fraudulent removal, concealment or abscondment thereof, destruction (other than to the extent covered by insurance) or material waste thereof, or failure of Borrowers after reasonable demand to maintain or reinstate adequate casualty insurance coverage with respect thereto, Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable; provided that Agent shall use commercially reasonable efforts to contact Term Loan B Representative regarding the taking of such action.

15.6 Credit Decision. Each Lender acknowledges that none of the Agent Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent Related Persons.

15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrowers and their Subsidiaries received by Agent to reimburse Agent for such Lender Group Expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of Borrowers and their Subsidiaries received by Agent or otherwise by Borrowers and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of Borrowers and their Subsidiaries and without limiting the obligation of Borrowers and their Subsidiaries to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers and their Subsidiaries. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity. WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFF in its individual capacity.

15.9 Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders and Administrative Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. Unless an Event of Default has occurred and is continuing or unless the proposed successor Agent is Ableco, no successor Agent may be appointed by the Required Lenders or the Agent without the prior consent of the Administrative Borrower (which consent may not be unreasonably withheld, delayed or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them. With respect to the Swing Loans and Protective Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

15.11 Withholding Taxes.

(a) All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the penultimate sentence of this Section 15.11(a). “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of Lender) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or

Loan Document, including any amount paid pursuant to this Section 15.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from a Lender’s own willful misconduct or gross negligence or breach by such Lender of its express obligations under the Loan Documents (as finally determined by a court of competent jurisdiction). Each Borrower will furnish to Lender as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by any Borrower.

(b) If a Lender is entitled to an exemption or reduction from United States withholding tax, such Lender shall deliver to Agent (or, in the case of a Lender party to an Assignment and Acceptance to a Qualified Affiliate or Qualified Related Fund not delivered to Agent pursuant to Section 13.1(c) and not recorded in the Register, to the assigning Lender), for the benefit of Agent or the assigning Lender, as applicable, and for the benefit of and for delivery by the Agent to the Borrowers:

(i) if such Lender claims an exemption from withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN or W-8IMY before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or the assigning Lender, as applicable;

(ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI or W-8IMY before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or the assigning Lender, as applicable; or

(iii) such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or the assigning Lender, as applicable.

Notwithstanding the foregoing, such Lender may provide a form W-8IMY, where applicable, with appropriate forms attached thereto.

Each Lender agrees promptly to notify Agent or the assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption.

(c) If a Lender is entitled to an exemption or reduction from withholding tax in a jurisdiction other than the United States, Lender shall deliver to Agent (or, in the case of a Lender party to an Assignment and Acceptance not delivered to Agent pursuant to Section 13.1(c) and not recorded in the Register, the assigning Lender), for the benefit of Agent or the assigning Lender, as applicable, and for the benefit of and delivery by the Agent to Borrowers, any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or the Assigning Lender, as applicable, or the Administrative Borrower.

Each Lender agrees promptly to notify Agent or the assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption.

(d) If any Lender claims exemption from withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender (other than to an Affiliate or a Related Fund), such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender. To the extent of such percentage amount, Agent and Borrowers will treat such Lender’s documentation provided pursuant to Sections 15.11(b) or 15.11(c) as no longer valid. With respect to such percentage amount, such Lender may provide new documentation, pursuant to Sections 15.11(b) or 15.11(c), if applicable.

(e) If the forms or other documents required by clause (b) or clause (c) of this Section 15.11 are not delivered in accordance therewith, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent or any Borrower did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the proper Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent or such Borrower, as the case may be, harmless for all amounts paid, directly or indirectly, by Agent or such Borrower, as the case may be, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent or such Borrower, as the case may be, under this Section 15.11, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(g) If a Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, such Lender shall so notify the Agent and thereby represents and warrants to Agent as of the date it first becomes a Lender hereunder that it is not (A) a “bank” as described in Section 881(c)(3)(A) of the IRC, (B) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) or the IRC, (C) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, or (D) a disregarded entity as defined in section 1.1445-2(b)(2)(iii) of the Income Tax Regulations.

(h) No Lender will make an assignment to a prospective Lender that is not a “United States Person” within the meaning of IRC Section 7701(a)(30) unless such prospective Lender is exempt from United States withholding tax with respect to all payments hereunder as of the date of such assignment. No Lender will sell a participation to a prospective participant that is not a “United States Person” within the meaning of IRC Section 7701(a)(30) unless such prospective participant is exempt from United States withholding tax with respect to all payments under such participation as of the date of such participation.

15.12 Collateral Matters.

(a) Upon any sale or disposition of any property permitted under Section 6.4 of this Agreement and receipt of a certification from the Administrative Borrower that such sale or disposition is so permitted, Agent shall, at the request and expense of the Borrowers, execute all documents as are reasonably necessary to release the Agent’s Liens on such property and return to the Borrowers such property to the extent it is in Agent’s possession. Upon any sale or disposition of all of the outstanding Stock of any Subsidiary permitted under Section 6.4 of this Agreement and receipt of a certification from the Administrative Borrower that such sale or disposition is so permitted, Agent shall, at the request and expense of the Administrative Borrower, execute all documents as are reasonably necessary to release such Subsidiary from its obligations under the Loan Documents and to release the Agent’s Liens in all property of such Subsidiary.

(b) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion (subject to its obligations under Section 15.12(a) above), (i) to release any Lien on any Collateral

(A) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (B) constituting property being sold or disposed of if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement (and Agent may rely conclusively on any such certificate, without further inquiry), (C) constituting property in which no Borrower or its Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (D) constituting property leased to a Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement; and (ii) to release any Subsidiary of any Borrower (all of the Stock of which is being sold or disposed of) from its obligations under the Loan Documents, and to release any Liens on the property of such Subsidiary, if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry). Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral or release any Borrower or any Subsidiary of any Borrower from its obligations under the Loan Documents, without the prior written authorization of (y) if the release is of all or substantially all of the Collateral or any Borrower or any of its Subsidiaries, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular Collateral, or any such Subsidiary, pursuant to this Section 15.12. Notwithstanding anything to the contrary provided in any clause of this Section 15.12, (1) Agent shall not be required to execute any document necessary to evidence any such release on terms that, in Agent’s reasonable opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien or Subsidiary without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations (other than as against any Subsidiary expressly being released) or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

15.13 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any deposit accounts of Borrowers now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.14 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon the books and records of Borrowers and their Subsidiaries, as well as on representations of Borrowers’ personnel,

(d) agrees to keep all Reports and other material information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 16.7, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Person a copy of any report or document provided by Borrowers to Agent that has not been contemporaneously provided by Borrowers to such Person, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Person, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Person’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Person, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Person, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

15.19 Bank Product Providers. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.

16. GENERAL PROVISIONS.

16.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

16.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

16.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

16.5 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

16.6 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.7 Confidentiality. Agent and Lenders each individually (and not jointly or jointly and severally) agree that material information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement or, in the case of any Lender that owns or controls (other than in its capacity as a lender to such business) a business that is a competitor of Borrowers and their Subsidiaries, used for any purpose other than the evaluation, administration, or enforcement of the Loan Documents or the transactions contemplated thereby, except that such information may be disclosed: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.7, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 16.7 shall survive for 2 years after the payment in full of the Obligations.

16.8 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

16.9 Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result thereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, out-of-pocket expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, to the extent arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant member of the Lender Group under this Section 16.9 with respect to any liability to the extent it has been finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such member of the Lender Group or any breach by such member of the Lender Group of its express obligations under the Loan Documents.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BUCA, INC. a Minnesota corporation

By:	/s/ Greg A. Gadel
Title:	Executive Vice President, Chief Financial Officer and Secretary

BUCA RESTAURANTS, INC. a Minnesota corporation

By:	/s/ Greg A. Gadel
Title:	Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary

BUCA TEXAS RESTAURANTS, L.P. a Texas limited partnership

By:	Buca Restaurants, Inc., its general partner

	By:	/s/ Greg A. Gadel
	Title:	Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary

BUCA RESTAURANTS 3, INC. a Minnesota corporation

By:	/s/ Greg A. Gadel
Title:	Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary

BUCA (KANSAS), INC. a Kansas corporation

By:	/s/ Greg A. Gadel
Title:	Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary

BUCA RESTAURANTS 2, INC. a Minnesota corporation

By:	/s/ Greg A. Gadel
Title:	Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as a Lender

By:	/s/ Katy Brooks
Title:	Vice President

ABLECO FINANCE LLC, a Delaware limited liability company, as a Lender, on behalf of itself and its affiliate assigns

By:	/s/ Kevin Genda
Title:	SVP

Schedule C-1

Commitments

Lender	Revolver Commitment	Term Loan A Commitment	Term Loan B Commitment	Total Commitment
Wells Fargo Foothill, Inc.	$15,000,000	$5,000,000	$0	$20,000,000
Ableco Finance LLC	$0	$0	$15,000,000	$15,000,000
All Lenders	$15,000,000	$5,000,000	$15,000,000	$35,000,000

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Ableco” means Ableco Finance LLC, a Delaware limited liability company.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Administrative Borrower or its Subsidiaries.

“Administrative Borrower” has the meaning specified therefor in Section 16.9.

“Advances” has the meaning specified therefor in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 6.13 hereof: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Borrowers or their Subsidiaries to Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Agreement Among Lenders” means an agreement among two or more of the Lenders, as amended, modified, supplemented or restated in accordance with the terms thereof.

“Assignee” has the meaning specified therefor in Section 13.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any officer or employee of Administrative Borrower.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Bank Product” means any financial accommodation extended to Administrative Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Administrative Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Administrative Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Administrative Borrower or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Administrative Borrower or its Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates.

“Bank Product Reserve” means, as of any date of determination, the lesser of (a) $2,000,000, and (b) the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Administrative Borrower and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding; provided, however, that in order to qualify as a Bank Product Reserve such reserve must be established on or prior to the date when the Bank Product Provider first provides the applicable Bank Product.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Parent or any Subsidiary or ERISA Affiliate of Parent has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance, in each case, to Administrative Borrower.

“Borrowing Base” means, as of any date of determination, the result of:

(a) the lesser of

(i) (A) 2.75 times TTM EBITDA for the most recently ended 12 consecutive monthly periods for which financial statements have been delivered pursuant to Section 5.3, minus (B) $20,000,000, and

(ii) (A) 60% of the most recently determined Enterprise Value, minus (B) $20,000,000,

minus

(b) the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York or the state of Minnesota.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures, including any fees, expenses or charges associated with the early termination of any of such Person’s leases, as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding expenditures made in connection with the repair, replacement or restoration of any assets to the extent funded from insurance proceeds paid on account of the loss of or damage to, or from awards or compensation arising from the taking by eminent domain or condemnation of, the assets being repaired, replaced or restored.

“Capital Expenditure Carryover Amount” has the meaning specified therefor in Section 6.16(b).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Accounts” means the Concentration Account and the Collection Accounts.

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Agent in its Permitted Discretion, each of which is among Administrative Borrower or one of its Subsidiaries, Agent, and one of the Cash Management Banks.

“Cash Management Banks” means the Concentration Account Bank and the Collection Account Banks.

“CFC” means a controlled foreign corporation (as that term is defined in Section 957 of the IRC).

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors or (c) Parent fails to own and control, directly or indirectly, 100% of the Stock of each of its Subsidiaries (other than as a result of the issuance of directors’ qualifying shares or a transaction permitted by this Agreement).

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Administrative Borrower or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Administrative Borrower’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance satisfactory to Agent and Term Loan B Representative in their Permitted Discretion.

“Collection Account” has the meaning ascribed thereto in Section 2.7(b).

“Collection Account Bank” has the meaning ascribed thereto in Section 2.7(b).

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, its Revolver Commitment, its Term Loan A Commitment, its Term Loan B Commitment or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan A Commitments, their Term Loan B Commitments or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 and as such amounts may be reduced in accordance with the provisions of Section 2.1(d) and 2.4(d).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent and Term Loan B Representative.

“Concentration Account” has the meaning ascribed thereto in Section 2.7(a).

“Concentration Account Bank” has the meaning ascribed thereto in Section 2.7(a).

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to a majority of the then Continuing Directors in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent in its Permitted Discretion, executed and delivered by the Administrative Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Credit Card Agreements” means those certain credit card receipts agreements, each in form and substance satisfactory to Agent in its Permitted Direction, executed and delivered by a Borrower or a Guarantor, Agent and the applicable Credit Card Processor.

“Credit Card Processor” means any Person (including an issuer of a credit card) that acts as a credit card clearinghouse for any Borrower or Guarantor or remits to any Borrower or Guarantor any payments due to a Borrower or a Guarantor with respect to credit card charges accepted by a Borrower or a Guarantor.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“Dollars” or “$” means United States dollars.

“EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains and interest income, plus (a) interest expense, income taxes, depreciation and amortization, and Restaurant Pre-Opening Expenses for such period, (b) for the fiscal year 2003 only, non-cash asset impairment charges in an aggregate amount not to exceed $15,300,000, (c) for the fiscal year 2004 only: (i) lease termination charges in an aggregate amount not to exceed $1,172,000, (ii) non-cash early termination of debt charges in an aggregate amount not to exceed $1,200,000 incurred in connection with transactions contemplated by the Agreement and in an aggregate amount not to exceed $524,000 incurred other than in connection with the transactions contemplated by the Agreement, (iii) non-cash workers compensation claim and reserve charges primarily related to California in an aggregate amount not to exceed $800,000, and (iv) non-cash asset impairment charges in an aggregate amount not to exceed $10,200,000, (d) for the fourth quarter of the fiscal year 2004 only, charges related to the closure of the Jenkintown, PA Restaurant in an aggregate amount not to exceed $500,000, and (e) for the fiscal year 2004 and the fiscal year 2005 only, non-cash goodwill write-down charges related to Vinny T’s of Boston in an aggregate amount not to exceed $11,800,000 for both such fiscal years (without duplication of the amounts forth in clause (c)(iv) of this definition of EBITDA); in each case determined in accordance with GAAP; provided that any reversal of charges set forth in the foregoing clauses (b), (c), and (e) shall not be included in EBITDA.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender and any Lender’s Related Funds, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned), provided that, in the case of the Term Loan B, no approval of Agent or Administrative Borrower shall be required, and (f) during the continuation of an Event of Default, any other Person approved by Agent, provided that, in the case of the Term Loan B, no approval of the Agent shall be required.

“Enterprise Value” means the enterprise value of Parent and its Subsidiaries, as such value is determined from time to time by a third party valuation firm (selected by Agent and Term Loan B Representative and reasonably determined by Agent and Term Loan B Representative to be knowledgeable with respect to the restaurant industry; provided that in no event shall any member of the Lender Group or any Affiliate thereof be selected as such valuation firm without the consent of the Administrative Borrower) using a methodology reasonably satisfactory to Agent and Term Loan B Representative.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower or any of its

Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower or any of its Subsidiaries, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower or any Subsidiary of a Borrower, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Borrower or a Subsidiary of a Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Borrower or a Subsidiary of a Borrower and whose employees are aggregated with the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 7.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries aged in excess of their historical levels with respect thereto for comparable periods and all book overdrafts of Borrowers and their Subsidiaries in excess of their historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Excess Cash Flow” means, as of any date of determination, the result of (i) EBITDA for the immediately preceding fiscal year, less (ii) the sum of (A) interest payments made in cash during such period on any Indebtedness of Borrowers or their Subsidiaries permitted hereunder, (B) all principal payments made in cash during such period on any Indebtedness of Borrowers or their Subsidiaries permitted hereunder (but, in the case of revolving loans, only to the extent that the revolving credit commitment with respect thereto is permanently reduced by the amount of such payments), (C) Capital Expenditures made in cash during such period, and (D) payments of taxes made in cash during such period, (E) Restaurant Pre-Opening Expenses paid in cash during such period, and (F) cash amounts paid during such period in respect of repurchases of the common Stock of the Parent in connection with the Parent’s Paisano Partner Program.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Assets” means:

(a) property subject to Liens permitted by Section 6.2 securing Permitted Purchase Money Indebtedness or subject to Liens set forth on Schedule P-3 solely in the event and to the extent that a grant or perfection of a Lien in favor of Agent on any such property is prohibited by or results in a breach or termination of, or constitutes a default under, the documentation governing such Liens or the obligations secured by such Liens (other than to the extent that such terms would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction and other than to the extent all necessary consents to creation, attachment and perfection of the Agent’s Liens thereon have been obtained) and, in any event, immediately upon the ineffectiveness, lapse or termination of such terms or the obtainment of such consents, such property shall cease to constitute Excluded Assets,

(b) any Stock of any Subsidiary of Parent that is a CFC solely to the extent that such Stock is in excess of 65% of the voting power of such CFC,

(c) all of the Stock of any domestic or foreign Subsidiary of Parent or of Dedham K&L, Inc. to the extent that the grant or perfection of a pledge of such Stock would be prohibited by applicable liquor licensing laws or would require the consent of a liquor licensing authority which has not been obtained (other than to the extent that such laws would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction and other than to the extent all necessary consents to creation, attachment and perfection of the Agent’s Liens thereon have been obtained) and, in any event, immediately upon the ineffectiveness, lapse or termination of such laws or the obtainment of such consents, such Stock shall cease to constitute Excluded Assets,

(d) any personal property lease, contract, permit, license, franchise or letter of credit right (including any Liquor License) solely in the event and to the extent that a grant or perfection of a Lien on such personal property lease, contract, permit, license, franchise or letter of credit right is prohibited by law or results in a breach or termination of, or constitutes a default under, any such personal property lease, contract, permit, license, franchise or letter of credit right (other than to the extent that such law or terms would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction and other than to the extent all necessary consents to creation, attachment and perfection of the Agent’s Liens thereon have been obtained) and, in any event, immediately upon the ineffectiveness, lapse or termination of such law or terms or the obtainment of such consents, such personal property lease, contract, permit, license, franchise or letter of credit right shall cease to constitute Excluded Assets,

(e) any ground lease (and improvements on the land subject thereto), to the extent the landlord’s consent to the creation, attachment or perfection of the Agent’s Lien on such ground lease is required and has not been obtained and, in any event, immediately upon the obtainment of such consent such ground lease shall cease to constitute Excluded Assets,

(f) other real property leases to the extent the landlord’s consent to the creation, attachment or perfection of the Agent’s Lien on such lease is required and has not been obtained and, in any event, immediately upon the obtainment of such consent such real property lease shall cease to constitute Excluded Assets,

(g) Investments in respect of deferred compensation or options under any KESOP to the extent made prior to the Closing Date (and Investments made after the Closing Date with the proceeds of such pre-Closing Date Investments), and any Securities Account in which such Investments (and no other Investments) are maintained,

(h) the Equipment located on the Closing Date at the Wheeling, Illinois Restaurant, and

(i) Account Number 17021887 at Marshall & Isley Bank and all funds therein in an aggregate amount not to exceed $125,000 at any time; provided that upon termination of the letter of credit issued by Century Bank National Association in favor of Six Point Co. described in Schedule 4.19 to the Agreement, all funds in such Deposit Account shall be immediately transferred to the Concentration Account and shall cease to constitute Excluded Assets;

provided, however, that Excluded Assets shall not include (and, accordingly, Collateral shall include) any and all proceeds of any of the forgoing assets (other than (x) proceeds of the Excluded Assets described in clause (a) or (i) to the extent that such proceeds are applied to the obligations they secure, and (y) proceeds of the Excluded Assets described in clause (g) for so long as they are held for the benefit of plan participants in the KESOP).

“Excluded Issuances” means (a) any issuance of common stock of Parent to any employees, officers, directors or consultants of Parent or any of its Subsidiaries under, or upon the exercise of options granted under, any stock-based incentive plan of Parent, (b) any issuance of common stock of Parent upon the exercise of any options granted prior to the Closing Date to any landlord of Parent or any of its Subsidiaries, (c) any issuance of Stock of any Subsidiary of Parent to Parent or another Subsidiary of Parent, and (d) any issuance of common stock of Parent under any employee stock purchase plan of Parent.

“Existing Agent” means Fleet National Bank, as administrative agent for the lenders party to the Existing Credit Facility.

“Existing Credit Facility” means that certain Revolving Credit and Term Loan Agreement, dated as of September 30, 2002, among Parent, the guarantors party thereto, Fleet National Bank, as administrative agent for the lenders, and each of the lenders party thereto.

“Extraordinary Receipts” means any Collections of cash or Cash Equivalents received by a Person or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(c)(ii)(A)), including, (a) except as provided below, foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of key man life insurance policies, (d) proceeds of judgments, proceeds of settlements, or other consideration in connection with any cause of action (but only to the extent such proceeds or other consideration exceeds the amount of the losses suffered by any Borrower or its Subsidiaries that are subject of such judgment, settlement or cause of action), (e) indemnity payments, and (f) any purchase price adjustment received in connection with any purchase agreement, but excluding (x) any proceeds of insurance policies other than key man life insurance policies, and (y) any foreign, United States, state or local tax refunds (A) to the extent that the same does not exceed $700,000 in the case of the Pennsylvania state tax refund received in the fourth fiscal quarter of 2004 or the first fiscal quarter of 2005, and (B) in an aggregate amount not to exceed $400,000 per year for tax refunds other than those described in the foregoing clause (A).

“Fee Letter” means that certain fee letter between Borrowers and Agent, in form and substance satisfactory to Agent.

“Fixed Charges” means with respect to Parent and its Subsidiaries for any period, the sum, without duplication, of (a) Interest Expense, (b) principal payments required to be paid during such period in respect of Indebtedness (other than mandatory prepayments under Section 2.4(c)(ii)), and (c) all federal, state, and local income taxes accrued for such period.

“Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries for any period, the ratio of (i) TTM EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period (except to the extent such Capital Expenditures were financed with Indebtedness permitted under Section 6.1(c)), to (ii) Fixed Charges for such period.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Growth Capital Expenditures” means (a) Capital Expenditures in connection with new restaurant construction or conversion and other pre-opening Capital Expenditures, plus (b) the amount paid in connection with the consummation of the acquisition of restaurants or entities that operate restaurants pursuant to clause (m) of the definition of Permitted Investments.

“Guarantors” means (a) BUCA Investments, Inc., a Minnesota corporation, and BUCA Texas Beverage, Inc., a Texas corporation, and (b) any other Person that guarantees all or any part of the Obligations pursuant to Section 5.16 or otherwise, and “Guarantor” means any one of them.

“Guaranty” means that certain general continuing guaranty executed and delivered by each Guarantor in favor of Agent for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by Administrative Borrower or any of its Subsidiaries that provide for an interest rate, credit,

commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Administrative Borrower’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a).

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3.

“Indemnified Person” has the meaning specified therefor in Section 10.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Borrowers and each of their Subsidiaries and Agent, the form and substance of which is satisfactory to Agent.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

“KESOP” means a plan pursuant to which a participant is granted, as or in lieu of salary or bonuses or in exchange for account balances in nonqualified deferred compensation plans, an option to purchase from Parent certain shares of or interests in mutual funds, public corporations or other offered Investments.

“L/C” has the meaning specified therefor in Section 2.12(a).

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning specified therefor in Section 2.12(a).

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent or Ableco in connection with the transactions contemplated by the Loan Documents, including out-of-pocket fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations) to the extent of the fees and charges (and up to the amount of any limitation) contained in the Loan Documents, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) out-of-pocket costs and expenses incurred by any one or more members of the Lender Group in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise) pursuant to the Loan Documents, (d) charges paid or incurred by Agent or Ableco in connection with the transactions contemplated by the Loan Documents resulting from the dishonor of checks, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent or Ableco related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Loan Documents, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship, as such, with any Borrower or any Subsidiary of a Borrower, (h) Agent’s and each Lender’s reasonable out-of-pocket costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable out-of-pocket costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or any Subsidiary of a Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, Related Funds, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, notice of Lien, levy or assessment, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Liquor License” has the meaning specified therefor in Section 4.23.

“Loan” means the Term Loan A, the Term Loan B and each Advance.

“Loan Account” has the meaning specified therefor in Section 2.10.

“Loan Documents” means the Agreement, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Security Agreement, the Trademark Security Agreement, any note or notes executed by a Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Borrower and the Lender Group in connection with the Agreement.

“Maintenance Capital Expenditures” means all Capital Expenditures other than Growth Capital Expenditures.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole, (b) a material impairment of a Borrower’s or any of its Subsidiaries’ ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower or a Subsidiary of a Borrower.

“Material Contract” means, with respect to any Person, any contract or agreement (including leases), whether entered into as of the Closing Date or after the Closing Date, if the breach of any such contract or agreement or the failure of any such contract or agreement to be in full force and effect could be reasonably expected to result in a Material Adverse Change.

“Maturity Date” has the meaning specified therefor in Section 3.4.

“Maximum Revolver Amount” means $15,000,000, as such amount may be reduced from time to time in accordance with Sections 2.1(d) or 2.4(d).

“Mortgage Policy” has the meaning specified therefor in Schedule 3.1(u) to the Agreement.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or a Subsidiary of a Borrower in favor of Agent, in form and substance satisfactory to Agent and Term Loan B Representative in their Permitted Discretion, that encumber the Real Property Collateral.

“Net Cash Proceeds” means, (a) with respect to any sale or disposition by any Person or any Subsidiary thereof of property or assets, the amount of Collections received (directly or indirectly) in cash (or Cash Equivalents) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such disposition, (ii) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (iii) taxes paid or payable to any taxing authorities by such Person or such Subsidiary in connection therewith, and (iv) a reasonable reserve for any contingent obligations of such Person or such Subsidiary to pay any purchase price adjustment or make any indemnification payments in connection therewith (with such amounts no longer being excluded at such time as the reserve no longer needs to be maintained because the contingency can no longer occur), in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable (or, in the case of any contingent obligation, potentially payable) to a Person that is not an Affiliate and are properly attributable to such transaction, and (b) with respect to any issuance or incurrence of Indebtedness or Stock by any Person or any Subsidiary thereof, the amount of the gross cash (or Cash Equivalents) proceeds received by or on behalf of such Person or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom all reasonable expenses (including without limitation underwriting discounts and commissions) relating thereto incurred by such Person or such Subsidiary in connection therewith to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate and are properly attributable to such transaction.

“Obligations” means (a) all loans (including the Term Loans), Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Originating Lender” has the meaning specified therefor in Section 13.1(f).

“Overadvance” has the meaning specified therefor in Section 2.5.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(f).

“Participant Register” has the meaning set forth in Section 13.1(j).

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, surplus, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) sales or other dispositions of assets by any Subsidiary of Parent to Parent or any other Subsidiary of Parent (other than a Texas Subsidiary) which is a Borrower or Guarantor and sales or other dispositions of assets by any Texas Subsidiary to any other Texas Subsidiary or, with the consent of the Required Lenders (which consent shall not be unreasonably withheld) by Parent or any other Subsidiary of Parent to any Texas Subsidiary, (f) dispositions to plan participants in the KESOP (or their dependents or permitted transferees), upon the exercise of options granted under the KESOP, of Investments made by Parent prior to the Closing Date to hedge its obligations under the KESOP or options granted under the KESOP, (g) Investments made by Parent after the Closing Date under clause (e) of the definition of Permitted Investments, (h) so long as no Default or Event of Default has occurred and is continuing, the sale or other disposition of the parcel of Real Property owned as of the Closing Date and located in Tuscany, Italy for at least $300,000, (i) Permitted Sale and Leasebacks, and (j) so long as no Default or Event of Default has occurred and is continuing, the sale or other disposition of Equipment or Inventory so long as the aggregate net book value of all such sales or other dispositions does not exceed $100,000 during the term of the Agreement.

“Permitted Holder” means the Persons identified on Schedule P-1.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to a Borrower or any Subsidiary of a Borrower effected in the ordinary course of business or owing to a Borrower or any Subsidiary of a Borrower as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower or any Subsidiary of a Borrower, (e) Investments made by the Parent after the Closing Date to hedge its obligations under the KESOP or any options granted pursuant to the KESOP, provided that such Investments are made solely with the proceeds of any Investments made by Parent prior to the Closing Date to hedge its obligations under the KESOP or any options granted pursuant to the KESOP, (f) capital contributions by Parent or any of its Subsidiaries in any other Subsidiary of Parent which is a Borrower or Guarantor that are not otherwise prohibited by the terms of this Agreement, (g) loans or advances by Parent or any of its Subsidiaries to any Borrower or Guarantor that are not otherwise prohibited by the terms of this Agreement, (h) guaranties by Parent or any of its Subsidiaries of any obligations of any Borrower or Guarantor that are not prohibited by the terms of this Agreement, (i) capital contributions, loans and advances by Parent or any of its Subsidiaries to any other Subsidiary of Parent that is not a Borrower or Guarantor so long as the net amount of such capital contributions and the outstanding principal amount of such loans and advances does not exceed $100,000 in the aggregate at any time, (j) Investments consisting of promissory notes received as proceeds of any asset sale permitted by Section 6.4, (k) loans to any non-profit entity, the Stock of which is not owned directly or indirectly by Parent, which is formed to hold the Liquor License for a Restaurant and operate the bar at such Restaurant in order to comply with liquor laws applicable to such Restaurant, provided that the aggregate principal amount of such loans outstanding at any time does not exceed $50,000, (l) loans to Restaurant managers under the Parent’s Paisano Partner Program the proceeds of which are used by such managers to purchase Stock of Parent under any stock-based incentive plan of Parent, provided that the aggregate principal amount of such loans outstanding at any time does not exceed $1,500,000, (m) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, acquisitions of restaurants and entities that operate restaurants, and (n) Investments not otherwise permitted hereby, provided that the aggregate amount of all such Investments made during the term of this Agreement does not exceed $100,000.

“Permitted Liens” means (a) Liens held by Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Agent’s Liens (except with respect to Protestable Real Property Tax Liens so long as no Event of Default shall have occurred and is continuing) and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 7.7 of the Agreement, (d) Liens set forth on Schedule P-3, (e) the interests of lessors and licensors under operating leases and licenses, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (k) with respect to any Real Property, easements, rights of way, reservations, exceptions, encroachments, covenants, conditions, and restrictions that do not materially interfere with or impair the use or operation thereof, (l) rights of participants (or their dependents or permitted transferees) under any KESOP or options granted pursuant to any KESOP, and (m) Liens consisting solely of statutory or common law rights of set off or bankers’ Liens.

“Permitted Protest” means the right of Administrative Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien with respect to which a notice of lien has been filed), or rental payment or other obligations, provided that (a) a reserve with respect to such obligation is established on a Borrower’s or any of its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Administrative Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Agent and Term Loan B Representative are satisfied that while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens (except with respect to Protestable Real Property Tax Liens).

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

“Permitted Sale and Leaseback” means a sale and leaseback transaction that is in respect of Real Property and the improvements thereto that is first acquired by a Borrower after the date hereof, so long as:

(a) no Default or Event of Default shall have occurred or be continuing or shall result from the consummation of such sale and leaseback;

(b) a Borrower receives fair market value for the sale of the subject assets,

(c) 100% of the consideration received is cash or Cash Equivalents, and

(d) such sale and leaseback is consummated within 30 days after the date of such Borrower’s acquisition of the subject Real Property and improvements.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Projections” means Parent’s forecasted (a) consolidated balance sheets, (b) consolidated profit and loss statements, and (c) consolidated cash flow statements, all prepared on a basis consistent with Parent’s historical consolidated financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(c) with respect to a Lender’s obligation to make the Term Loan A and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan A, the percentage obtained by dividing (y) such Lender’s Term Loan A Commitment, by (z) the aggregate amount of all Lenders’ Term Loan A Commitments, and (ii) from and after the making of the Term Loan A, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan A by (z) the principal amount of the Term Loan A,

(d) with respect to a Lender’s obligation to make the Term Loan B and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan B, the percentage obtained by dividing (y) such Lender’s Term Loan B Commitment, by (z) the aggregate amount of all Lenders’ Term Loan B Commitments, and (ii) from and after the making of the Term Loan B, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan B by (z) the principal amount of the Term Loan B, and

(e) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment plus the outstanding principal amount of such Lender’s portion of the Term Loans, by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the outstanding principal amount of the Term Loans; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of such Lender’s portion of the Term Loans, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of the Term Loans.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).

“Protestable Real Property Tax Liens” means Liens on Borrowers’ or any of their Subsidiaries’ Real Property in favor of any state, county, municipal, or governmental agency that (a) have priority over the Liens of Agent in and to the Real Property Collateral or Collateral, and (b) involve an amount claimed in respect of such Liens of no more than $250,000 in the aggregate.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Affiliate” is an Affiliate that is exempt from United States withholding taxes.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Qualified Related Fund” is a Related Fund that is exempt from United States withholding taxes.

“Rating Agencies” has the meaning specified therefor in Section 2.16.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Borrower or a Subsidiary of any Borrower and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by a Borrower or any Guarantor (other than any Real Property constituting Excluded Assets).

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Register” has the meaning set forth in Section 13.1(i).

“Registered Loan” means any loan recorded on the Register (or a comparable register) pursuant to Section 13.1(i).

“Registered Note” has the meaning set forth in Section 2.13.

“Related Fund” means a fund, money market account, investment account or other account managed by a Lender or an Affiliate of such Lender or its investment manager.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 14.2(a).

“Report” has the meaning specified therefor in Section 15.17.

“Required Availability” means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $3,500,000.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (e) of the definition of Pro Rata Shares) equal or exceed 50.1%; provided, however, that (a) so long as WFF and its Affiliates hold not less than 60% of the sum of (i) the Revolver Commitment, and (ii) the Term Loan A Amount, or, if the Revolver Commitment has been terminated or reduced to zero, the sum of (i) the Revolver Usage, and (ii) the Term Loan A Amount, “Required Lenders” shall include WFF, and (b) so long as Ableco and its Affiliates or its Related Funds hold not less than 60% of the Term Loan B Amount, “Required Lenders” shall include Ableco.

“Required Revolver Lenders” means, at any time and subject to the terms of Section 2.3(c)(iii) of the Agreement, Lenders whose Pro Rata Shares aggregate at least 50.1% of the sum of (a) the Revolver Commitment, or if the Revolver Commitment has been terminated or reduced to zero, the Revolver Usage, and (b) the Term Loan A Amount.

“Required Term Loan B Lenders” means, at any time, Lenders whose Pro Rata Shares aggregate at least 50.1% of the Term Loan B Amount.

“Restaurant” means a “Buca di Beppo” or “Vinny T’s of Boston” restaurant or a restaurant that is a theme that is derivative of either of the foregoing, in each case, owned or operated by a Borrower or a Guarantor.

“Restaurant Pre-Opening Expenses” means costs incurred by Parent or any of its Subsidiaries prior to opening a Restaurant location including wages and salaries, hourly employee recruiting and training, initial license fees, advertising, pre-opening parties, lease expenses, food costs, utilities, meals, lodging, and travel plus the cost of hiring and training the management teams.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 and as such amounts may be reduced in accordance with the provisions of Sections 2.1(d) or 2.4(d).

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” (as that term is defined in the Code).

“Securitization” has the meaning specified therefor in Section 2.16.

“Securitization Liabilities” has the meaning specified therefor in Section 2.16.

“Securitization Parties” has the meaning specified therefor in Section 2.16.

“Security Agreement” means a security agreement, in form and substance satisfactory to Agent, executed and delivered by Borrowers and Guarantors to Agent.

“Settlement” has the meaning specified therefor in Section 2.3(d)(i).

“Settlement Date” has the meaning specified therefor in Section 2.3(f)(i).

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Stock” means all shares, options, warrants, equity interests, equity participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsequent Fiscal Year” has the meaning specified therefor in Section 6.16(b).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(d).

“Swing Loan” has the meaning specified therefor in Section 2.3(d)(i).

“Taxes” has the meaning specified therefor in Section 15.11(a).

“Term Loan” means Term Loan A or Term Loan B and “Term Loans” means Term Loan A and Term Loan B.

“Term Loan A” has the meaning specified therefor in Section 2.2(a).

“Term Loan A Amount” means (a) on the Closing Date, $5,000,000, and (b) on any date of determination after the Closing Date, the outstanding principal balance of Term Loan A.

“Term Loan A Commitment” means, with respect to each Lender, its Term Loan A Commitment, and, with respect to all Lenders, their Term Loan A Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“Term Loan B” has the meaning specified therefor in Section 2.2(b).

“Term Loan B Amount” means (a) on the Closing Date, $15,000,000, and (b) on any date of determination after the Closing Date, the outstanding principal balance of Term Loan B.

“Term Loan B Commitment” means, with respect to each Lender, its Term Loan B Commitment, and, with respect to all Lenders, their Term Loan B Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“Term Loan B Representative” means Ableco so long as Ableco and its Affiliates or Related Funds collectively hold at least 60% of the aggregate principal balance of the Term Loan B then outstanding.

“Texas Subsidiaries” means (a) BUCA Texas Beverage, Inc., a Texas corporation, and (b) BUCA Texas Restaurants, L.P., a Texas limited partnership.

“Total Commitment” means, with respect to each Lender, its total Commitment, and, with respect to all Lenders, their total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 and as such amounts may be reduced in accordance with the provisions of Sections 2.1(d) and 2.4(d).

“Trademark Security Agreement” means a trademark security agreement, in the form attached as Exhibit D to the Security Agreement, executed and delivered by Parent and Agent, the form and substance of which is reasonably satisfactory to Agent.

“TTM EBITDA” means, as of any date of determination, EBITDA of Parent and its Subsidiaries for the 12 consecutive monthly fiscal periods most recently ended; provided that for the monthly periods set forth in the below table, EBITDA shall be the amount set forth in such table opposite thereto for the purposes of calculating TTM EBITDA:

Applicable Monthly Fiscal Period	EBITDA
October, 2003	$26,000
November, 2003	$41,000
December, 2003	$4,972,000
January, 2004	$754,000
February, 2004	$400,000
March, 2004	$2,636,000
April, 2004	$(526,000)
May, 2004	$831,000
June, 2004	$2,593,000
July, 2004	$(212,000)
August, 2004	$508,000
September, 2004	$512,000

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“Unit Level Cash Flow” means, with respect to any Restaurant and for any fiscal period, the net revenue generated by such Restaurant during such fiscal period minus the aggregate amount of the operating expenses of such Restaurant during such fiscal period.

“United States” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 16.6.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFF” means Wells Fargo Foothill, Inc., a California corporation.